UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a – 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG

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ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
Lindenstrasse 8, 6340 Baar
Zug, Switzerland

NOTICE OF 2011 ANNUAL SHAREHOLDER MEETING
TO BE HELD ON MAY 5, 2011

March [  ], 2011

To Our Shareholders:

The 2011 Annual General Meeting (the “Annual Shareholder Meeting”) of Allied World Assurance Company Holdings, AG (the “Company”) will be held at 2:00 p.m., local time, on Thursday, May 5, 2011 at the Company’s corporate headquarters, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, for the following purposes:

•	To elect two Class I directors to hold office until the Company’s Annual Shareholder Meeting in 2014;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of the above advisory vote on executive compensation;

•	To approve the Company’s Annual Report and financial statements for the year ended December 31, 2010;

•	To approve the Company’s loss carry forward;

•	To approve the payment of dividends to the Company’s shareholders in the form of a par value reduction, such payment to be made in four quarterly installments at such times during the period through our 2012 Annual Shareholder Meeting as shall be determined by the Board of Directors;

•	To approve, as required by Swiss law, the $122.5 million of remaining capacity under the Company’s previously approved $500 million share repurchase program;

•	To elect Deloitte & Touche Ltd. as the Company’s independent auditor and Deloitte AG as its statutory auditor to serve until the Company’s Annual Shareholder Meeting in 2012;

•	To elect PricewaterhouseCoopers AG as the Company’s special auditors to serve until the Company’s Annual Shareholder Meeting in 2012;

•	To approve a discharge to the Company’s Board of Directors and executive officers from liabilities for their actions during the year ended December 31, 2010; and

•	To transact such other further business, if any, as lawfully may be brought before the meeting.

Only shareholders of record holding voting common shares, as shown by the transfer books of the Company, as of the close of business on March 9, 2011 are entitled to vote at the Annual Shareholder Meeting.

Please promptly sign, date and return the enclosed proxy card in the return envelope furnished for that purpose whether or not you plan to attend the meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement. For further information concerning the individuals nominated as directors, use of the proxy and other related matters, you are urged to read the Proxy Statement on the following pages.

By Order of the Board of Directors,

Wesley D. Dupont
Corporate Secretary

i

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
Lindenstrasse 8, 6340 Baar
Zug, Switzerland

PROXY STATEMENT

GENERAL MEETING INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these materials because you are a shareholder of Allied World Assurance Company Holdings, AG (the “Company”) as of the Record Date (as defined below). The Board of Directors (the “Board”) of the Company is soliciting the enclosed proxy to be voted at the 2011 Annual General Meeting of the Company’s shareholders to be held at 2:00 p.m., local time, on Thursday, May 5, 2011 at the Company’s corporate headquarters, Lindenstrasse 8, 6340 Baar, Zug, Switzerland (the “Annual Shareholder Meeting”). This Proxy Statement summarizes the information you need to know to vote at the Annual Shareholder Meeting.

When the enclosed proxy card is properly executed and returned, the Company’s registered voting shares, par value CHF15.00 per share (the “Common Shares”), it represents will be voted, subject to any direction to the contrary, at the Annual Shareholder Meeting FOR the matters specified in the Notice of Annual Shareholder Meeting attached hereto and described more fully herein.

This Proxy Statement, the attached Notice of Annual Shareholder Meeting and the enclosed proxy card are being first mailed to shareholders on or about March [ ], 2011. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2010 accompanies this Proxy Statement. The Annual Report contains the Company’s audited consolidated financial statements and its audited Swiss statutory financial statements prepared in accordance with Swiss law for the year ended December 31, 2010 as well as additional disclosures required under Swiss law. Although the Annual Report and Proxy Statement are being mailed together, the Annual Report is not part of this Proxy Statement.

Q:	What is the effect of the Redomestication?

A:	On December 1, 2010, the Company became the ultimate parent company of Allied World Assurance Company Holdings, Ltd (“Allied World Bermuda”) and its subsidiaries as a result of a redomestication effected pursuant to a scheme of arrangement under Bermuda law (the “Redomestication”). The Company is the successor issuer to Allied World Bermuda for U.S. Securities Exchange Commission (“SEC”) reporting purposes. We continue to conduct the same business operations as we conducted prior to the transaction. The voting shares of the Company (the “Voting Shares”) continue to be listed on the New York Stock Exchange (the “NYSE”) under the symbol “AWH,” the same symbol under which our common shares were listed prior to the Redomestication. We remain subject to the SEC reporting requirements, the mandates of the Sarbanes-Oxley Act of 2002 and the applicable corporate governance rules of the NYSE, and we continue to report our consolidated financial results in U.S. dollars and under U.S. generally accepted accounting principles. Except as the context otherwise requires, references in this Proxy Statement to “we,” “us” and “our” refer to the Company and its direct and indirect subsidiaries on a consolidated basis. Also, in this Proxy Statement, “$” and “USD” refer to U.S. dollars, “CHF” refers to Swiss francs and “local time” means the time in Switzerland.

Q:	Who is entitled to vote?

A:	The Board has set March 9, 2011, as the record date for the Annual Shareholder Meeting (the “Record Date”). Shareholders of record holding Voting Shares as of the close of business on the Record Date will be entitled to vote at the Annual Shareholder Meeting. Holders of non-voting shares of the Company (the “Non-Voting Shares”) will receive this Proxy Statement but are not entitled to participate in or vote at the Annual Shareholder Meeting. As of March 9, 2011, there were outstanding [ ] Voting Shares and [ ] Non-Voting Shares.

Beneficial owners of Voting Shares and shareholders registered in our share register with Voting Shares at the close of business on the Record Date are entitled to vote at the Annual Shareholder Meeting, except as provided below. If you ask to be registered as a shareholder of record with respect to your Voting Shares in our share register and become a shareholder of record for those shares (as opposed to a beneficial holder of shares held in “street name”) after the Record Date, but on or before April 18, 2011, and want to vote those shares at the Annual Shareholder Meeting, you will need for identification purposes to obtain a proxy from the registered voting rights record holder of those shares as of the Record Date of the Annual Shareholder Meeting to vote your shares in person at the Annual Shareholder Meeting. Alternatively, you may also obtain the proxy materials by contacting the Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. If you are a record holder of our Voting Shares (as opposed to a beneficial holder of shares held in “street name”) on the Record Date but sell your Voting Shares prior to April 18, 2011 you will not be entitled to vote those shares at the Annual Shareholder Meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of our shareholders hold their shares through a bank, brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your Voting Shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the Company officers named in the proxy card or to the independent proxy (see “How do I appoint and vote via an independent proxy if I am a shareholder of record?” below) mentioned in the proxy card, or to grant a written proxy to any person who does not need to be a shareholder or to vote in person at the Annual Shareholder Meeting.

Beneficial Owner

If your Voting Shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your Voting Shares and are also invited to attend the Annual Shareholder Meeting. However, since you are not the shareholder of record, you may only vote these Voting Shares in person at the Annual Shareholder Meeting if you follow the instructions described below under the heading “How do I vote?” Your bank, brokerage firm or other nominee has enclosed a voting instruction card for you to use in directing your bank, broker or other nominee as to how to vote your Voting Shares, which may contain instructions for voting by telephone or electronically.

Q:	What will I be voting on?

A:	You are voting on ten items (collectively, the “proposals”):

A. To elect two Class I directors to hold office until the Company’s Annual Shareholder Meeting in 2014 (Item A on the Proxy Card);

B. To hold an advisory vote on executive compensation (Item B on the Proxy Card);

C. To hold an advisory vote on the frequency of the above advisory vote on executive compensation (Item C on the Proxy Card);

D. To approve the Company’s Annual Report and financial statements for the year ended December 31, 2010 (Item D on the Proxy Card);

E. To approve the Company’s loss carry forward (Item E on the Proxy Card);

F. To approve the payment of dividends to the Company’s shareholders (the “Dividend”) in the form of a par value reduction, such payment to be made in four quarterly installments at such times during the period through our 2012 Annual Shareholder Meeting as shall be determined by the Board (Item F on the Proxy Card);

G. To approve the $122.5 million of remaining capacity under the Company’s $500 million share repurchase program (Item G on the Proxy Card);

H. To elect Deloitte & Touche Ltd. as the Company’s independent auditor and Deloitte AG as its statutory auditor to serve until the Company’s Annual Shareholder Meeting in 2012 (Item H on the Proxy Card);

I. To elect PricewaterhouseCoopers AG as the Company’s special auditors to serve until the Company’s Annual Shareholder Meeting in 2012 (Item I on the Proxy Card); and

J. To approve a discharge to the Company’s Board and executive officers from liabilities for their actions during the year ended December 31, 2010 (Item J on the Proxy Card).

You may also vote on any other business that properly comes before the meeting.

Q:	What are the voting recommendations of the Board?

A:	Your Board unanimously recommends that you vote FOR each of the proposals listed in Items A through J above, except that in Item C the Board unanimously recommends you vote for holding an advisory vote on executive compensation every THREE YEARS.

Q:	How many votes do I have?

A:	Holders of Voting Shares are entitled to one vote per share on each matter to be voted upon by the shareholders at the Annual Shareholder Meeting, unless you own Controlled Shares that constituted 10% or more of the issued Common Shares, in which case your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10% pursuant to a formula specified in Article 14 of our Articles of Association. Our Articles of Association define Controlled Shares generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons.

Q:	How do I vote?

A:	The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your Voting Shares are represented by certificates or book entries in your name so that you appear as a shareholder of record in the Company’s share register maintained by its transfer agent, Continental Stock Transfer & Trust Company, a proxy card for voting those shares will be included with this Proxy Statement. You may direct how your shares are to be voted by completing, signing and returning the proxy card in the enclosed envelope. You may also vote your Voting Shares in person at the Annual Shareholder Meeting.

If you own shares through a bank or brokerage firm you may instead receive from your bank or brokerage firm a voting instruction form with this Proxy Statement that you may use to instruct them how your shares are to be voted. As with a proxy card, you may direct how your shares are to be voted by completing, signing and returning the voting instructions form in the envelope provided. Many banks and brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If you want to vote your shares in person at the meeting, you must obtain a proxy from your bank or broker giving you the right to vote your Voting Shares at the Annual Shareholder Meeting.

The Company has requested that bank, brokerage and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of Voting Shares and will reimburse the banks, brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

Q:	Who will count the vote?

A:	A representative from Niederer Kraft & Frey Ltd., a law firm, will act as the inspector of elections and will be responsible for tabulating the votes cast by proxy (which will have been certified by our independent transfer agent) or in person at the Annual Shareholder Meeting. Under Swiss law, the Company is responsible for determining whether or not a quorum is present and the final voting results.

Q:	What does it mean if I receive more than one set of the Proxy Statement and proxy cards?

A:	Generally, it means that you hold shares registered in more than one account. You should complete, sign and return the applicable proxy cards you receive to ensure that all of your shares are voted.

Q:	What happens if I sign and return my proxy card but do not indicate how to vote my shares?

A:	If no instructions are provided in an executed proxy card, the Voting Shares represented by the proxy will be voted at the Annual Shareholder Meeting in accordance with the Board’s recommendation for each proposal, and, as to any other business as may properly come before the Annual Shareholder Meeting, in accordance with the proxyholder’s judgment as to such business.

Q:	How are abstentions and “broker non-votes” treated?

A:	Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any of the proposals brought before, the Annual Shareholder Meeting. Broker non-votes are shares held by banks or brokers for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the bank or broker does not have discretionary voting power under rules applicable to broker-dealers. If you own shares through a bank or brokerage firm and you do not instruct your bank or broker how to vote, your bank or broker will nevertheless have discretion to vote your shares on “routine” matters, such as the election of Deloitte & Touche Ltd., the Company’s independent auditors. More importantly, without instructions from you, your bank or broker will not have discretion to vote on “non-routine” matters, such as the election of directors, the non-binding advisory vote on executive compensation or the frequency with which such vote should be held, the payment of the Dividend to the Company’s shareholders, actions on compensation plans and shareholder proposals.

Q:	How do I appoint and vote via an independent proxy if I am a shareholder of record?

A:	If you are a shareholder of record as of the Record Date, under Swiss law you may authorize the independent proxy, Mr. Hans-Jakob Diem, of Lenz & Staehelin, Bleicherweg 58, CH-8027, Zurich, Switzerland, with full rights of substitution, to vote your Common Shares on your behalf instead of using the enclosed proxy card. If you authorize the independent proxy to vote your shares without giving instructions, your shares will be voted in accordance with the recommendations of the Board with regard to the items listed in the notice of meeting. If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Annual Shareholder Meeting, the independent proxy will, in the absence of other specific instructions, vote in accordance with the recommendations of the Board. An optional form of proxy card that may be used by the independent proxy to vote your Common Shares is attached to this Proxy Statement. Proxy cards authorizing the independent proxy to vote your shares must be sent directly to the independent proxy, arriving no later than noon, local time, on April 28, 2011.

Q:	Can I change my vote after I have mailed my signed proxy card or otherwise instructed how my shares are to be voted?

A:	Yes. You may change your vote by:

• Providing the Corporate Secretary with written notice of revocation, by voting in person at the Annual Shareholder Meeting or by executing a later-dated proxy card; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken;

• If you have granted your proxy to the independent proxy, by providing Mr. Hans-Jakob Diem with written notice of revocation, by voting in person at the Annual Shareholder Meeting or by executing a later-dated independent proxy card. Revocation of, or changes to, proxies issued to the independent proxy must be received by the independent proxy by noon, local time, on April 28, 2011; or

• If you own shares through a bank or brokerage firm, obtaining a proxy from your bank or broker giving you the right to vote your Voting Shares at the Annual Shareholder Meeting.

Attendance at the Annual Shareholder Meeting by a shareholder who has executed and delivered a proxy card to us shall not in and of itself constitute a revocation of such proxy. Only your vote at the Annual Shareholder Meeting will revoke your proxy.

Q:	How does the voting take place at the Annual Shareholder Meeting?

A:	A vote will be taken on all matters properly brought before the Annual Shareholder Meeting. Each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each Voting Share owned or represented.

Except for the non-binding advisory vote on the frequency of the shareholder vote on executive compensation (Item C on the Proxy Card), all other proposals require the affirmative “FOR” vote of a majority of the votes cast at the Annual Shareholder Meeting. The advisory vote on executive compensation (Item B on the Proxy Card) and the advisory vote on the frequency with which such advisory vote on executive compensation (Item C on the Proxy Card) shall take place are not binding on the Board or the Company.

Q:	How many votes are required to transact business at the Annual Shareholder Meeting?

A:	A quorum is required to transact business at the Annual Shareholder Meeting. Without giving effect to the limitation on voting rights described above, the quorum required at the Annual Shareholder Meeting is two or more persons present in person and representing in person or by proxy throughout the meeting more than 50% of the total issued and outstanding Voting Shares registered in our share register.

Q:	What else will happen at the Annual Shareholder Meeting?

A:	At the Annual Shareholder Meeting, shareholders will also receive the report of the Company’s independent auditors and the Company’s financial statements for the year ended December 31, 2010.

Q:	Who pays the costs of soliciting proxies?

A:	The cost of the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by the Company’s directors, officers and employees, personally or by telephone, facsimile or other electronic means, for which the Company’s directors, officers and employees will not receive any additional compensation. Proxy cards and materials also will be distributed to beneficial owners of Voting Shares through banks, brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. MacKenzie Partners, Inc. has been retained to assist the Company in the solicitation of proxies at a fee not expected to exceed $5,000, plus out-of-pocket expenses.

Q:	How may I receive a copy of the Company’s Annual Report on Form 10-K?

A:	The Company will furnish without charge to any shareholder a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC. A copy of such report may be obtained upon written request to the Corporate Secretary, attention Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug Switzerland, or via e-mail at secretary@awac.com. Each such request must include a representation that, as of March 9, 2011, the person making the request was a beneficial owner of Common Shares entitled to vote at the Annual Shareholder Meeting. The Annual Report on Form 10-K, and all of the Company’s filings with the SEC, can be accessed through our website at www.awac.com under the “SEC Filings” link located in the section entitled “Investor Relations.” As permitted by the SEC’s rules, the Company will not furnish any exhibits to its Annual Report on Form 10-K without charge, but will provide along with such report a list of such exhibits and information about its charges for providing them.

Organizational Matters Required by Swiss Law

Admission to the Annual Shareholder Meeting

Shareholders who are registered in the Company’s share register on the Record Date will receive the Proxy Statement and proxy cards from MacKenzie Partners, Inc., our proxy solicitor. Beneficial owners of shares will receive instructions from their bank, brokerage firm or other nominee acting as shareholder of record to indicate how they wish their shares to be voted. Beneficial owners who wish to vote in person at the Annual Shareholder Meeting are requested to obtain a power of attorney from their bank, brokerage firm or other nominee that authorizes them to vote the shares held by them on their behalf. In addition, you must bring to the Annual Shareholder Meeting an account statement or letter from your bank, brokerage firm or other nominee indicating that you are the owner of the Common Shares. Shareholders of record registered in the Company’s share register are entitled to participate in and vote at the Annual Shareholder Meeting. Each share is entitled to one vote. The exercise of voting rights is subject to the voting restrictions set out in the Company’s Articles of Association, a summary of which is contained in “— How many votes do I have?” Please see the questions and answers provided under “— General Meeting Information” for further information.

Granting a Proxy

If you are a shareholder of record and do not wish to attend the Annual Shareholder Meeting, you have the right to grant a proxy directly to the Company officers named in the proxy card. In addition, under Swiss corporate law you can: (i) appoint Mr. Hans-Jakob Diem, of Lenz & Staehelin, Bleicherweg 58, CH-8027, Zurich, Switzerland, as independent proxy, with full rights of substitution, with the corresponding proxy card; or (ii) grant a written proxy to any person who is not a shareholder. Please see “— How do I vote?” and “— How do I appoint and vote via an independent proxy if I am a shareholder of record?” elsewhere in the Proxy Statement for more information on appointing an independent proxy. Proxies issued to the independent proxy must be received no later than noon, local time, on April 28, 2011.

Registered shareholders who have appointed a Company officer or the independent proxy as a proxy may not vote in person at the Annual Shareholder Meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies. Revocations to the independent proxy must be received by him by no later than noon, local time, on April 28, 2010.

With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company officer acting as proxy and the independent proxy will vote according to the recommendations of the Board. If new agenda items (other than those on the agenda) or new proposals or motions regarding agenda items set out in the invitation to the Annual Shareholder Meeting are being put forth before the meeting, the Company officer acting as proxy and the independent proxy will vote in accordance with the position of the Board in the absence of other specific instructions.

Beneficial owners who have not obtained a power of attorney from their bank, brokerage firm or other nominee are not entitled to participate in or vote at the Annual Shareholder Meeting.

Proxy Holders of Deposited Shares

Proxy holders of deposited shares in accordance with Swiss corporate law are kindly asked to inform the Company of the number of the shares they represent as soon as possible, but prior to the date of the Annual Shareholder Meeting, at the Company’s corporate headquarters.

Admission office

The admission office opens on the day of the Annual Shareholder Meeting at 1:00 p.m. local time. Shareholders of record attending the meeting are kindly asked to present their proxy card as proof of admission at the entrance.

Annual Report of Allied World Assurance Company Holdings, AG

The Company’s 2010 Annual Report, which accompanies this Proxy Statement, contains the Company’s audited consolidated financial statements and its audited statutory financial statements prepared in accordance with Swiss law and can be accessed through the Company’s website at www.awac.com under the “Financial Report” link located in the section entitled “Investor Relations.” Copies of the 2010 Annual Report may be obtained without charge upon written request to the Corporate Secretary, attention Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6340 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. The 2010 Annual Report may be physically inspected at the Company’s headquarters at Lindenstrasse 8, 6340 Baar, Zug, Switzerland.

ELECTION OF DIRECTORS
(Item A on Proxy Card)

The Board is divided into three classes of directors, Class I, Class II and Class III, each of approximately equal size. Two director nominees are being presented for election at the Annual Shareholder Meeting to serve as Class I Directors until the Annual Shareholder Meeting in 2014 or until their successors are duly elected and qualified or their office is otherwise vacated. Both of the nominees are current members of the Board, and were recommended for appointment to the Board by the Nominating & Corporate Governance Committee of the Board.

Your Board unanimously recommends a vote FOR each of the nominees, Mark R. Patterson and Samuel J. Weinhoff, as listed on the enclosed proxy card. It is not expected that either of the nominees will become unavailable for election as a director but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as your Board shall recommend.

Upon the completion of the Redomestication, the then serving directors of Allied World Bermuda became directors of the Company with the same terms of office as they had with Allied World Bermuda, and the non-management directors also resigned from their directorships at Allied World Bermuda and Allied World Assurance Company, Ltd, a Bermuda company and wholly-owned subsidiary of Allied World Bermuda. As the Company is the successor issuer to Allied World Bermuda, references to appointment dates in the director biographical information below will in all cases pertain to such director’s initial appointment as a director of Allied World Bermuda. The biography of each nominee and each continuing director below contains information regarding the person’s service as a director on the Board, his or her business experience, director positions at other companies held currently or at any time during the last five years, and their applicable experiences, qualifications, attributes and skills.

The following are the nominees for election at the Annual Shareholder Meeting:

Mark R. Patterson (age 59) was appointed to the Board in March 2006. Since 2002, Mr. Patterson has served as Chairman of MatlinPatterson Asset Management, which manages distressed investment funds. From 1994 until 2002, Mr. Patterson was a Managing Director of Credit Suisse First Boston Corporation, where he served as Vice Chairman from 2000 to 2002. Mr. Patterson had 35 years prior experience in commercial and investment banking at Bankers Trust, Salomon Brothers and Scully Brothers & Foss. Mr. Patterson currently serves on behalf of MatlinPatterson’s funds as a member of the board of directors of Gleacher & Company, Inc. (formerly known as Broadpoint Securities Group, Inc.) and Flagstar Bancorp, Inc. Mr. Patterson has served on behalf of MatlinPatterson’s funds as a member of the board of directors of Polymer Group, Inc. from May 2008 to December 2010 and Thornburg Mortgage Inc. from April 2008 to March 2009. Having been a member of numerous company boards of directors, Mr. Patterson is familiar with a full range of corporate and board functions. The Board believes that, among other qualifications, Mr. Patterson’s extensive experience in corporate finance, risk management, investment and strategic planning matters give him the skills to serve as a director.

Samuel J. Weinhoff (age 60) was appointed to the Board in July 2006. Mr. Weinhoff has served as a consultant to the insurance industry since 2000. Prior to this, Mr. Weinhoff was head of the Financial Institutions Group for Schroder & Co. from 1997 until 2000. He was also a Managing Director at Lehman Brothers, where he worked from 1985 to 1997. Mr. Weinhoff had ten years prior experience at the Home Insurance Company and the Reliance Insurance Company in a variety of positions, including excess casualty reinsurance treaty underwriter, investment department analyst, and head of corporate planning and reporting. Mr. Weinhoff is currently a member of the board of directors of Infinity Property and Casualty Corporation where he is a member of both the Executive Committee and the Audit Committee. Mr. Weinhoff served on the board of directors of Inter-Atlantic Financial, Inc. from July 2007 to October 2009. The Board believes that, among other qualifications, Mr. Weinhoff’s extensive insurance and reinsurance industry experience as well as expertise in corporate finance, investment and strategic planning matters give him the skills to serve as a director.

The following individuals are the Company’s continuing directors:

Name	Position	Term Expires

Scott A. Carmilani	Class II Director	2012
James F. Duffy	Class II Director	2012
Bart Friedman	Class II Director	2012
Barbara T. Alexander	Class III Director	2013
Scott Hunter	Class III Director	2013
Patrick de Saint-Aignan	Class III Director	2013

Barbara T. Alexander (age 62) was appointed to the Board in August 2009. Ms. Alexander has been an independent consultant since January 2004. Prior to that, she was a Senior Advisor to UBS Warburg LLC and predecessor firms from October 1999 to January 2004, and Managing Director of the North American Construction and Furnishings Group in the Corporate Finance Department of UBS from 1992 to October 1999. From 1987 to 1992, Ms. Alexander was a Managing Director in the Corporate Finance Department of Salomon Brothers Inc. From 1972 to 1987, she held various positions at Salomon Brothers, Smith Barney, Investors Diversified Services, and Wachovia Bank and Trust Company. Ms. Alexander is currently a member of the Board of Directors of QUALCOMM Incorporated, where she is a member of both the Audit Committee and Governance Committee, and KB Home, where she is a member of the Audit and Compliance Committee. Ms. Alexander previously served on the board of directors of Federal Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010, Centex Corporation from July 1999 to August 2009, Burlington Resources Inc. from January 2004 to March 2006 and Harrah’s Entertainment Inc. from February 2002 to April 2007. Ms. Alexander was selected as one of seven Outstanding Directors in Corporate America in 2003 by Board Alert magazine and was one of five Director of the Year honorees in 2008 by the Forum for Corporate Directors. She has also served on the board of directors of HomeAid America, Habitat for Humanity International and Covenant House. Having been a member of numerous public company boards of directors, Ms. Alexander is familiar with a full range of corporate and board functions. She also has extensive experience in corporate finance, investment and strategic planning matters. The Board believes that, among other qualifications, Ms. Alexander’s extensive experience in corporate finance, investment and strategic planning matters give her the skills to serve as a director.

Scott A. Carmilani (age 46) was elected our President and Chief Executive Officer in January 2004, became a director in September 2003 and was appointed Chairman of the Board in January 2008. Mr. Carmilani was, prior to joining our Company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of American International Group, Inc. (“AIG”) and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. Prior to joining our Company, he held a succession of underwriting and management positions with subsidiaries of AIG since 1987. The Board believes that, among other qualifications, Mr. Carmilani’s extensive expertise and experience in the insurance and reinsurance industry give him the skills to serve as a director.

James F. Duffy (age 67) was appointed to the Board in July 2006. Mr. Duffy retired in 2002 as Chairman and Chief Executive Officer of The St. Paul Reinsurance Group, where he originally served from 1993 until 2000 as President and Chief Operating Officer of global reinsurance operations. Prior to this, Mr. Duffy served as an executive vice president of The St. Paul Companies from 1984 to 1993, and as President and Chief Operating Officer of St. Paul Surplus Lines Insurance Company from 1980 until 1984. Mr. Duffy had 15 years prior experience in insurance underwriting with Employers Surplus Lines Insurance Company, First State Insurance Company and New England Re. The Board believes that, among other qualifications, Mr. Duffy’s extensive expertise and experience in the insurance and reinsurance industry give him the skills to serve as a director.

Bart Friedman (age 66) was appointed to the Board in March 2006, was elected Deputy Chairman of the Board in July 2006 and was appointed Lead Independent Director of the Board in January 2008. Mr. Friedman has been a partner at Cahill Gordon & Reindel LLP, a New York law firm, since 1980. Mr. Friedman specializes in corporate governance, special committees and director representation. Mr. Friedman worked early in his career at the SEC. Mr. Friedman is currently a member of the board of directors of Sanford Bernstein Mutual Funds, where he is a member of the Audit Committee and chairman of the Nominating and Governance Committee. He is also the chairman of the Public Responsibility and Ethics Committee of The Brookings Institution. The Board believes that, among other qualifications, Mr. Friedman’s extensive expertise and experience in corporate finance and corporate governance matters give him the skills to serve as a director.

Scott Hunter (age 59) was appointed to the Board in March 2006. Mr. Hunter has served as an independent consultant to Bermuda’s financial services industry since 2002. From 1986 until 2002, Mr. Hunter was a partner at Arthur Andersen Bermuda, whose clients included numerous insurance and reinsurance companies. The Board believes that, among other qualifications, Mr. Hunter’s broad insurance and reinsurance industry experience and expertise specifically with regard to insurance and reinsurance corporate finance and accounting matters give him the skills to serve as a director.

Patrick de Saint-Aignan (age 62) was appointed to the Board in August 2008. Mr. de Saint-Aignan has held multiple positions at Morgan Stanley internationally from 1974 to 2007, where he was a Managing Director and, most recently, an Advisory Director. He held responsibilities in corporate finance and capital markets and headed successively Morgan Stanley’s global fixed income derivatives and debt capital markets activities, its office in Paris, France, and the firm-wide risk management function. He was also a Founder, Director and Chairman of the International Swaps and Derivatives Association (1985-1992), Censeur on the Supervisory Board of IXIS Corporate and Investment Bank (2005-2007) and a member of the board of directors of Bank of China Limited (2006-2008), where he was Chairman of the Audit Committee and a member of the Risk Policy Committee and the Personnel and Remuneration Committee. Mr. de Saint-Aignan is currently a member of the board of directors of State Street Corporation, where he is a member of its Risk and Capital Committee. The Board believes that, among other qualifications, Mr. de Saint-Aignan’s broad experience and expertise in corporate finance, risk management and investment matters as well as his international business background give him the skills to serve as a director.

The Board has determined that Ms. Alexander and Messrs. Duffy, Friedman, Hunter, Patterson, de Saint-Aignan and Weinhoff are independent directors under the listing standards of the NYSE. The Company requires that a majority of its directors meet the criteria for independence under applicable law and the rules of the NYSE. The Board has adopted a policy to assist it and the Nominating & Corporate Governance Committee in their determination as to whether a nominee or director qualifies as independent. This policy contains categorical standards for determining independence and includes the independence standards required by the SEC and the NYSE as well as standards published by institutional investor groups and other corporate governance experts. In making its determination of independence, the Board applied these standards for director independence and determined that no material relationship existed between the Company and these directors. A copy of the Board Policy on Director Independence was attached as an appendix to the Company’s Proxy Statement filed with the SEC on March 20, 2009.

Meetings and Committees of the Board

During the year ended December 31, 2010, there were five meetings of the Board of Allied World Bermuda and one meeting of the Board of the Company (including regularly scheduled and special meetings). Each of our directors attended at least 75% of the aggregate number of Board meetings and committee meetings of which he or she was a member during the period he or she served on the Board. Our non-management directors meet separately from the other directors in an executive session at least quarterly. Mr. Friedman, our Vice Chairman of the Board and Lead Independent Director, served as the presiding director of the executive sessions of our non-management and independent directors held in 2010. The Lead Independent Director also has the authority to call meetings of the independent directors or full Board.

Board Leadership Structure

The Board has chosen a leadership structure that combines the role of the Chief Executive Officer and the Chairman of the Board while also having a Lead Independent Director. The Lead Independent Director assumes many of the responsibilities typically held by a non-executive chairman of the board and a list of his responsibilities is provided below. The Company’s rationale for combining the Chief Executive Officer and Chairman of the Board positions relates principally to the Board’s belief that at this stage of the Company’s development and continued global expansion, the Company and its shareholders will be best served if the Chairman is in close proximity to the senior management team on a regular and continual basis.

The Lead Independent Director is elected solely by and from the independent directors. The Lead Independent Director’s responsibilities include:

•	organizing and presiding over all meetings of the Board at which the Chairman of the Board is not present, including all executive sessions of the non-management and independent directors;

•	serving as the liaison between the Chairman of the Board and the non-management directors;

•	overseeing the information sent to the Board by management;

•	approving meeting agendas and schedules for the Board to assure that there is sufficient time for discussion of all agenda items;

•	facilitating communication between the Board and management;

•	being available to communicate with and respond to certain inquiries of the Company’s shareholders; and

•	performing such other duties as requested by the Board.

Our Board has established an Audit Committee, a Compensation Committee, an Enterprise Risk Committee, an Executive Committee, an Investment Committee and a Nominating & Corporate Governance Committee, each of which reports to the Board. During 2010, the Audit Committee held five meetings, the Compensation Committee held five meetings, the Enterprise Risk Committee held four meetings, the Executive Committee held no meetings, the Investment Committee held four meetings and the Nominating & Corporate Governance Committee held three meetings. The Board has adopted an Audit Committee Charter, a Compensation Committee Charter, an Enterprise Risk Committee Charter, an Investment Committee Charter and a Nominating & Corporate Governance Committee Charter. Copies of these charters are available on our website at www.awac.com under “Investor Relations — Corporate Information — Governance Documents”. Printed copies are also available by sending a written request to the Company’s Corporate Secretary. Each committee reviews its charter at least annually and recommends any proposed changes to the Board for approval. The Audit Committee, Compensation Committee, Enterprise Risk Committee and the Nominating & Corporate Governance Committee each conducted a self-evaluation of its performance in 2010. The Nominating & Corporate Governance Committee also conducted an evaluation of the performance of the Board in 2010, its committees and each director.

Our Board has also approved Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. The foregoing information is also available on our website at www.awac.com under “Investor Relations — Corporate Information — Governance Documents”. Printed copies are also available by sending a written request to the Company’s Corporate Secretary.

Audit Committee.  The Audit Committee presently consists of Ms. Alexander (Co-Chair) and Messrs. Hunter (Co-Chair), Duffy, de Saint-Aignan and Weinhoff, each of whom is an independent director. Pursuant to its charter, the Audit Committee is responsible for overseeing our independent auditors, internal auditors, compliance with legal and regulatory standards and the integrity of our financial reporting. Each member of the Audit Committee has been determined by the Board to be “financially literate” within the meaning of the NYSE Listing Standards and each has been designated by the Board as an “audit committee financial expert,” as defined by the applicable rules of the SEC, based on either his extensive prior accounting and auditing experience or having a range of experience in varying executive positions in the insurance or financial services industry.

Compensation Committee.  The Compensation Committee presently consists of Messrs. de Saint-Aignan (Chairperson), Friedman, Hunter and Weinhoff and Ms. Alexander. The Compensation Committee is comprised entirely of independent directors. Pursuant to its charter, the Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board, including administering all stock option plans and incentive compensation plans of the Company. Pursuant to its charter, the Compensation Committee also has the authority to review the competitiveness of the non-management directors’ compensation programs and recommend to the Board these compensation programs and all payouts made thereunder. Additional information on the Compensation Committee’s consideration of executive compensation, including a discussion of the roles of the Company’s Chief Executive Officer and the independent compensation consultant in such executive compensation consideration, is included in “Executive Compensation — Compensation Discussion and Analysis.”

Enterprise Risk Committee.  The Enterprise Risk Committee presently consists of Messrs. Duffy (Chairperson), Hunter, de Saint-Aignan and Ms. Alexander, each of whom is an independent director. Pursuant to its charter, the Enterprise Risk Committee oversees management’s assessment and mitigation of the Company’s enterprise risks and reviews and recommends to the Board for approval the Company’s overall firm-wide risk appetite statement and oversees management’s compliance therewith.

Executive Committee.  The Executive Committee presently consists of Messrs. Carmilani (Chairperson), Duffy and Weinhoff. The Executive Committee has the authority to oversee the general business and affairs of the Company to the extent permitted by Swiss law.

Investment Committee.  The Investment Committee presently consists of Messrs. Patterson (Chairperson), Hunter, de Saint-Aignan and Weinhoff. The Investment Committee is comprised entirely of independent directors. Pursuant to its charter, the Investment Committee is responsible for adopting and overseeing compliance with the Company’s Investment Policy Statement, which contains investment guidelines and other parameters for the investment portfolio. The Investment Committee oversees the Company’s overall investment strategy and the Company’s investment risk exposures.

Nominating & Corporate Governance Committee.  The Nominating & Corporate Governance Committee presently consists of Messrs. Friedman (Chairperson), Duffy and Hunter. The Nominating & Corporate Governance Committee is comprised entirely of independent directors. Pursuant to its charter, the Nominating & Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors and to recommend such individuals to the Board and to oversee corporate governance matters and practices.

The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate such nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating & Corporate Governance Committee for election at the Annual Shareholder Meeting in 2012 may do so by submitting in writing such nominees’ names and other information required under SEC rules and the Company’s Articles of Association, in compliance with the procedures described under “Shareholder Proposals for 2012 Annual Shareholder Meeting” in this Proxy Statement.

The criteria adopted by the Board for use in evaluating the suitability of all nominees for director include the following:

•	high personal and professional ethics, values and integrity;

•	education, skill and experience with insurance, reinsurance or other businesses and organizations that the Board deems relevant and useful, including whether such attributes or background would contribute to the diversity of the Board;

•	ability and willingness to serve on any committees of the Board; and

•	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.

In addition to considering candidates suggested by shareholders, the Nominating & Corporate Governance Committee considers candidates recommended by current directors, officers and others. The Nominating & Corporate Governance Committee screens all director candidates. The Nominating & Corporate Governance Committee determines whether or not the candidate meets the Company’s general qualifications and specific qualities for directors and whether or not additional information is appropriate.

The Board and the Nominating & Corporate Governance Committee do not have a specific policy regarding diversity. Instead, in addition to the general qualities that the Board requires of all nominees and directors, such as high personal and professional ethics, values and integrity, the Board and the Nominating & Corporate Governance Committee strive to have a diverse group of directors with differing experiences, qualifications, attributes and skills to further enhance the quality of the Board. As the Company is an insurance and reinsurance company that (i) sells products that protect other companies and individuals from complex risks, (ii) has a significant investment portfolio and (iii) faces operational risks similar to those at other international companies, the Board and the Nominating & Corporate Governance Committee believe that having a group of directors who have the range of experience and skills to understand and oversee this type of business is critical. The Board and the Nominating & Corporate Governance Committee do not believe that each director must be an expert in every aspect of the Company’s business, but instead the Board and committee strive to have well-rounded, collegial directors who contribute to the diversity of ideas and strengthen the Board’s capabilities as a whole. Through their professional careers and experiences, the Board and the Nominating & Corporate Governance Committee believe that each director has obtained certain attributes that further the goals discussed above.

Risk Oversight

While the assumption of risk is inherent to our business, we believe we have developed a strong risk management culture within the Company that is fostered and maintained by our senior management, with oversight by the Board through its committees. The Board primarily delegates its risk management oversight to three of its committees: the Audit Committee, the Enterprise Risk Committee and the Investment Committee, who regularly report to the Board. The Audit Committee primarily oversees those risks that may directly or indirectly impact the Company’s financial statements, the Enterprise Risk Committee primarily oversees the Company’s business and operational risks and the Investment Committee primarily oversees the Company’s investment portfolio risks. The Enterprise Risk Committee also reviews and recommends for approval by the Board the Company’s overall firm-wide risk appetite statement, and oversees management’s compliance with this statement. Each committee has broad powers to ensure that it has the resources to satisfy its duties under its charter, including the ability to request reports from any officer or employee of the Company and the authority to retain special counsel or other experts and consultants as it deems appropriate.

Each of these committees receives regular reports from senior management who have day-to-day risk management responsibilities, including from our Chief Executive Officer. The Audit Committee receives reports from our Chief Executive Officer, Chief Financial Officer, Chief Actuary, General Counsel, Head of Internal Audit and the Company’s independent auditors. These reports address various aspects of risk assessment and management relating to the Company’s financial statements. The Enterprise Risk Committee meets regularly with our Chief Executive Officer, Chief Risk Officer and Chief Actuary as part of its oversight of the Company’s underwriting, pricing and claims risks. Throughout the year, the Enterprise Risk Committee will also receive reports from other operational areas. To assist it in its oversight of the Company’s investment risk exposures, the Investment Committee receives reports from our Chief Investment Officer, Chief Financial Officer and external investment managers and advisors.

As open communications and equal access to information can be an important part of the Board’s risk oversight, all of the directors receive the information sent to each committee prior to any committee meeting. Board members are also encouraged to, and often do, attend all committee meetings regardless of whether he or she is a member of such committee.

Director Compensation

The following table provides information concerning the compensation of the Company’s non-management directors for fiscal year 2010.

Non-Management Directors Compensation(1)

	Fees
	Earned or
	Paid in	Stock
Name	Cash	Awards(2)	Total

Barbara T. Alexander	$116,750	$97,442	$214,192
James F. Duffy	$152,000	$64,977	$216,977
Bart Friedman	$119,000	$64,977	$183,977
Scott Hunter	$150,500	$64,977	$215,477
Mark R. Patterson	$98,000	$64,977	$162,977
Patrick de Saint-Aignan	$161,000	$97,442	$258,442
Samuel J. Weinhoff	$120,000	$64,977	$184,977

(1)	In 2010, our non-management directors did not receive any non-equity incentive plan compensation, did not have any pension or deferred compensation plans and did not receive any perquisite or compensation that would be required to be included in this table. Accordingly, other columns generally required pursuant to SEC rules are not included in the “Non-Management Directors Compensation” table.

(2)	As of December 31, 2010, our non-management directors held an aggregate of 11,287 restricted stock units (“RSUs”) under the Allied World Assurance Company Holdings, AG Third Amended and Restated 2004 Stock Incentive Plan (the “Stock Incentive Plan”), as follows: Ms. Alexander and Mr. de Saint-Aignan each held an aggregate of 2,116 RSUs and Messrs. Duffy, Friedman, Hunter, Patterson and Weinhoff each held an aggregate of 1,411 RSUs. The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation costs to be recognized with respect to RSU awards granted in 2010 determined as of the grant date under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“FASB ASC Topic 718”), and excluding the effect of estimated forfeitures. The fair value has been calculated using the closing price of the Common Shares on the date of grant ($46.05 per Common Share). For additional information on the calculation of the compensation expense, please refer to footnote 2 of the Summary Compensation Table below.

In 2010, our non-management directors have been paid the following aggregate fees for serving as directors of the Company, which includes serving as directors of both Allied World Bermuda and Allied World Assurance Company, Ltd prior to the Redomestication:

•	$75,000 annually for serving as a director; and

•	$1,500 per meeting attended by a director as discussed below.

In addition, our Lead Independent Director receives an annual retainer of $15,000. We also provide to all non-management directors reimbursement of expenses incurred in connection with their service on the Board, including the reimbursement of director educational expenses.

As reflected in the “Stock Awards” column of the “Non-Management Directors Compensation” table above, each non-management director receives an annual equity award of RSUs of the Company worth approximately $65,000. Each RSU represents the right to receive one newly-issued, fully paid and non-assessable Common Share of the Company at a future date and fully vests on the first anniversary of the date of grant, subject to continued service as a director through such date. Other than with respect to vesting terms, the RSUs are awarded to our non-management directors pursuant to the Stock Incentive Plan and are granted on similar terms and conditions as those generally granted to our employees. In 2011, these annual equity awards were granted concurrently with the grant of equity awards to members of our senior management following the preparation and completion of the 2010 year-

end financial statements. Accordingly, on February 22, 2011, each of our non-management directors received 1,057 RSUs.

Committee Fees and Additional Retainers

An attendance fee of $1,500 is paid to each non-management director committee member for attendance at committee meetings thereof. Prior to the completion of the Redomestication, the non-management directors served on the board of directors of Allied World Bermuda and Allied World Assurance Company, Ltd. Board committee meetings of these companies were held on the same day and were considered one meeting for the purpose of calculating attendance fees.

The chairperson of a committee of the Board receives a retainer, paid annually, for such service in addition to the base retainer for serving as a director. For 2010, the Co-Chairs of the Audit Committee and the Chairs of the Compensation Committee and the Enterprise Risk Committee received an annual retainer of $35,000. All other committee chairs received an additional annual retainer of $8,000. In addition, each Audit Committee member (other than the Co-Chairs) received an annual retainer of $15,000.

Stock Ownership Policy

In order to promote equity ownership and further align the interests of the Board with our shareholders, the Board adopted a stock ownership policy for all non-management directors. Under this policy, non-management directors are expected to own, within five years after his or her joining the Board, equity interests of the Company with a value equal to five times the then-current annual cash retainer for serving on the Board. Non-management directors are expected not to sell any Common Shares until they are in compliance with this policy. Mr. Carmilani, our President, Chief Executive Officer and Chairman of the Board, is subject to a stock ownership policy for senior employees as described in “Executive Compensation — Compensation Discussion and Analysis — Stock Ownership Policy.”

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item B on Proxy Card)

The Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

The objective of the Company’s executive compensation program is to attract and retain talented and highly-skilled employees, reward strong Company and individual performance, align the interests of the executive officers and the Company’s shareholders and remain competitive with other insurance and reinsurance companies, particularly those with which the Company competes. The Company believes that its executive compensation program, which emphasizes long-term, performance-based equity awards, a portion of which is “at risk” with vesting dependent on the Company achieving certain performance targets, meets this objective and is strongly aligned with the long-term interests of its shareholders. The “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 28 describes the Company’s executive compensation program and the decisions made by the Compensation Committee in more detail.

The Company performed very well in 2010. Following the published results of the Company and its Peer Group (as defined in the “Compensation Discussion and Analysis” section of this Proxy Statement) for the first nine months of 2010, the Company was first among its Peer Group, on a percentage basis, for total earnings before interest and taxes, net income growth, diluted book value per share growth, stock price appreciation and return on equity. The Company was also in the top three for combined ratio, a measure of underwriting performance.

Your Board unanimously recommends the approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, be, and hereby is, APPROVED.

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for the named executive officers.

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES
(Item C on Proxy Card)

As described in Item B — “Advisory Vote on Executive Compensation” above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Item B above is referred to as a “say-on-pay vote.”

This proposed Item C affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future Annual Shareholder Meetings (or extraordinary general meetings of shareholders for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Item C, shareholders may vote to have the say-on-pay vote every year, every two years or every three years. This frequency vote must be held at least once every six years.

The Company believes that holding the say-on-pay vote every three years is the approach most consistent with the Company’s compensation philosophy. Our reasons include:

•	The Compensation Committee provides incentives to our executive officers over a multi-year horizon and does not make frequent changes to our compensation programs. As discussed in the “Compensation Discussion and Analysis” section, a primary objective of our executive compensation programs is to align the interests of the executive officers with the Company’s shareholders by having a substantial portion of compensation in long-term, performance-based equity awards. These performance-based awards have a three-year performance period. In addition, other equity-based awards granted to our executive officers vest pro rata over a four-year period. A vote every three years will provide shareholders the ability to evaluate our compensation program over a time period similar to the periods associated with our compensation awards, allowing them to compare the Company’s compensation programs to the Company’s long-term performance.

•	The Compensation Committee would similarly benefit from this longer time period between advisory votes. Three years will give the Compensation Committee sufficient time to fully analyze the results of a say-on-pay vote, implement appropriate changes to the Company’s compensation programs as necessary and assess how these changes have affected performance. The greater time period between votes will also provide the Compensation Committee with the opportunity to speak with our shareholders to obtain more substantive feedback on our compensation programs and understand their views.

•	Finally, shareholders can already provide input to the Board by communicating directly with the Board or individual directors through letters, e-mail or by speaking with them at the annual shareholder meetings.

For these reasons, we believe that holding a say-on-pay advisory vote every three years is appropriate in order to provide shareholders with a more comprehensive view of whether our named executive officer compensation programs are achieving their objectives.

Your Board unanimously recommends a vote for holding a non-binding advisory vote on executive compensation every THREE YEARS.

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by shareholders in their vote on this proposal.

APPROVAL OF THE COMPANY’S ANNUAL REPORT
AND FINANCIAL STATEMENTS
(Item D on Proxy Card)

The 2010 Annual Report, which accompanies this Proxy Statement, contains the Company’s audited consolidated financial statements and its audited statutory financial statements prepared in accordance with Swiss law, for the year and period ended December 31, 2010, respectively, as well as the reports of Deloitte &Touche and Deloitte AG, our independent and statutory auditors, respectively. The 2010 Annual Report also contains information on our business activities and our business and financial condition. Pursuant to Swiss law, the 2010 Annual Report, the Company’s audited consolidated financial statements and its audited Swiss statutory financial statements must be submitted to shareholders for approval at the Annual Shareholder Meeting. The 2010 Annual Report will be available for physical inspection at our offices at Lindenstrasse 8, 6340 Baar, Zug, Switzerland. Representatives of Deloitte & Touche Ltd. and Deloitte AG will attend the Annual Shareholder Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Your Board unanimously recommends a vote FOR the approval of the Company’s 2010 Annual Report, including the Company’s audited consolidated financial statements and its audited Swiss statutory financial statements prepared in accordance with Swiss law, each for the year and period ended December 31, 2010 respectively.

APPROVAL OF THE CARRYING FORWARD OF
LOSS ON THE COMPANY’S SWISS STATUTORY FINANCIAL STATEMENTS
(Item E on Proxy Card)

As noted in Item D — “Approval of the Company’s Annual Report and Financial Statements” above, the 2010 Annual Report, which accompanies this Proxy Statement, contains the Company’s audited statutory financial statements prepared in accordance with Swiss law for the period ended December 31, 2010, as well as the report of Deloitte AG, our statutory auditors. For the period since the incorporation of our new parent holding company on May 12, 2010 through December 31, 2010, on a standalone basis, the Company incurred a loss of CHF 17.7 million (or approximately $17.1 million) due to start-up costs and foreign exchange losses on initial funds contributed to the Company. The Board proposes that the Company’s loss on its audited statutory financial statements be carried forward to fiscal year 2011.

If the shareholders do not approve this proposal, the Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Your Board unanimously recommends a vote FOR carrying forward the loss on the Company’s audited statutory financial statements for the period ended December 31, 2010.

APPROVAL OF THE PAYMENT OF DIVIDENDS
TO THE COMPANY’S SHAREHOLDERS
(Item F on Proxy Card)

General Explanation of the Dividend

The Company is seeking approval to pay the Dividend in the form of a distribution to shareholders through a par value reduction. Swiss law requires that dividends and distributions through a reduction in par value be approved by shareholders. The Company proposes that, in lieu of an ordinary dividend, a distribution to shareholders be paid through a reduction in par value because payments of amounts in reduction of share capital are not subject to the normal Swiss withholding tax on dividends. Swiss law also requires par value reductions to be in CHF, and accordingly the par value of our Voting Shares and Non-Voting Shares is expressed in CHF in our Articles of Association.

The agenda item below calls for a par value reduction in an aggregate CHF amount equal to $1.50 per share (the “Base Annual Dividend”), using the USD/CHF currency exchange ratio as published in The Wall Street Journal on the fourth New York business day prior to the date of the Annual Shareholder Meeting, rounded down to the next cent amount (the “Foreign Exchange Rate”) which can be divided by four, payable in four installments; provided that each of the CHF installments will be adjusted pursuant to a formula so that the actual CHF par value reduction amount for each installment will equal $0.375 per share, subject to an aggregate upward adjustment (the “Dividend Cap”) for the four installments of 50% of the Base Annual Dividend. Application of the formula will mean that the CHF amount of each installment will be determined at the approximate time of distribution, while the U.S. dollar value of the installment will remain $0.375 per share unless and until the Dividend Cap is reached. A par value reduction that would otherwise exceed the Dividend Cap will be reduced to equal the CHF amount remaining available under the Dividend Cap, and the U.S. dollar amount distributed will be the then-applicable U.S. dollar equivalent of that CHF amount. The aggregate quarterly Dividend payable to each shareholder will be rounded down to the next cent if necessary.

Agenda Item

Based on a report in accordance with Article 732 paragraph 2 of the Swiss Code of Obligations provided by Deloitte AG, as an auditor supervised by the Swiss government, the Board proposes that our shareholders voting (in person or by proxy) at the Annual Shareholder Meeting approve the following Dividend in the form of a distribution by way of a par value reduction. This agenda item may only be approved if our shareholders voting (in person or by proxy) at the Annual Shareholder Meeting first approve Item D — “Approval of the Company’s Annual Report and Financial Statements”. The blank numbers in the following resolution will be completed based upon the Company’s actual share capital as of the date of the Annual Shareholder Meeting and applicable exchange rate calculations described below. Pursuant to Swiss law, we are required to submit to you for your approval both the English and the (authoritative) German versions of the proposed amendments to the Company’s Articles of Association:

1.	The capital of the Company in the aggregate amount of CHF [ • ( number of Voting Shares and Non-Voting Shares as registered in the Commercial Register on the date of the Annual Shareholder Meeting (the “Total Shares”)) x (par value per share on the date of the Annual Shareholder Meeting (the “Par Value”))] shall be reduced by the amount of CHF [ • (number of Total Shares) x (Aggregate Reduction Amount as determined in paragraph 3(i))] (the “Aggregate Distribution Amount”) to CHF [•completed at the date of the Annual Shareholder Meeting (the “Shareholder Meeting Date”)](i.e., the share capital of CHF [ • completed on Shareholder Meeting Date] shall be reduced by the amount of CHF [ • completed on Shareholder Meeting Date] to CHF [ • completed on Shareholder Meeting Date] and the participation capital of CHF [ • completed on Shareholder Meeting Date] shall be reduced by the amount of CHF [ • completed on Shareholder Meeting Date] to CHF [ • completed on Shareholder Meeting Date]).

2.	Based on the report of the auditor dated May [ • date of auditor report], 2011, it is recorded that the receivables of the creditors of the Company are fully covered even after the capital reduction.

3.	The capital reduction shall be executed as follows:

i.	The capital reduction shall occur by reducing the par value per Voting Share and Non-Voting Share from currently CHF [ • Par Value] by CHF [ • (USD 1.50 x the Foreign Exchange Rate)] (“Aggregate Reduction Amount”) to CHF [ • ] in four steps (each, a “Partial Par Value Reduction”): (1) for the first partial par value reduction from CHF [ • completed on Shareholder Meeting Date] by CHF [ • Aggregate Reduction Amount divided by four] to CHF [ • completed on Shareholder Meeting Date] by the end of July 2011 (“first Partial Par Value Reduction”); (2) for the second partial par value reduction from CHF [ • completed on Shareholder Meeting Date] by CHF [ • Aggregate Reduction Amount divided by four] to CHF [ • completed on Shareholder Meeting Date] by the end of October 2011 (“second Partial Par Value Reduction”); (3) for the third partial par value reduction from CHF [ • completed on Shareholder Meeting Date] by CHF

[ • Aggregate Reduction Amount divided by four] to CHF [ • completed on Shareholder Meeting Date] by the end of December 2011 (“third Partial Par Value Reduction”); and (4) for the fourth partial par value reduction from CHF [ • completed on Shareholder Meeting Date] by CHF [ • Aggregate Reduction Amount divided by four] to CHF [ • completed on Shareholder Meeting Date] by the end of April 2012 (“fourth Partial Par Value Reduction”).

ii.	The Aggregate Reduction Amount shall be repaid to shareholders in installments of CHF [ • Aggregate Reduction Amount divided by four] in August 2011, CHF [ • Aggregate Reduction Amount divided by four], in October 2011, CHF [ • Aggregate Reduction Amount divided by four] in January 2012 and CHF [ • Aggregate Reduction Amount divided by four] in April 2012 per Voting Share and Non-Voting Share.

iii.	At each Partial Par Value Reduction an updated report in accordance with Article 732 paragraph 2 of the Swiss Code of Obligations by Deloitte AG, an auditor supervised by the Swiss government shall be prepared (an “Updated Report”).

iv.	The Board is only authorized to repay a Partial Par Value Reduction amount in the event the Updated Report confirms that the claims of creditors are fully covered in spite of the Partial Par Value Reduction.

v.	In addition, under Swiss law, upon satisfaction of all legal requirements (including shareholder approval of a par value reduction as described in this proposal), we will be required to submit an application to the Commercial Register in the Canton of Zug to register each applicable par value reduction. Without effective registration of the applicable par value reduction with the Commercial Register in the Canton of Zug, we will not be able to proceed with the payment of any installment of the Dividend as described in this proposal. We cannot assure you that the Commercial Register in the Canton of Zug will approve the registration of any applicable par value reduction.

4.	The quarterly Partial Par Value Reduction amount of CHF [ • completed on Shareholder Meeting Date] per Voting Share and Non-Voting Share (the “Quarterly Distribution Amount”) pursuant to paragraph 3(i) and (ii) equals USD 0.375 (the “Quarterly U.S. Dollar Amount”) based on a USD/CHF exchange ratio of CHF [ • completed on Shareholder Meeting Date] (rounded down to the next whole cent) per $1 (being the Foreign Exchange Rate). The Quarterly Distribution Amount and the Aggregate Distribution Amount pursuant to paragraph 1 are subject to the following adjustments as a result of USD/CHF currency fluctuations:

i.	The Quarterly Distribution Amount is to be adjusted as a result of currency fluctuations such that each quarterly per Voting Share and Non-Voting Share Partial Par Value Reduction amount shall equal an amount calculated as follows (rounded down to the next whole cent):

Quarterly Distribution Amount = Quarterly U.S. Dollar Amount x USD/CHF currency exchange ratio as published in The Wall Street Journal on July 18, 2011 for the first Partial Par Value Reduction, on September 19, 2011, for the second Partial Par Value Reduction, on December 19, 2011, for the third Partial Par Value Reduction, and on March 19, 2012, for the fourth Partial Par Value Reduction.

If as a result of one or several quarterly adjustments the Aggregate Distribution Amount would otherwise be increased by more than CHF [ • (number of Total Shares) multiplied by the maximum increase amount per Voting Share and Non-Voting Share as determined at the end of this paragraph] (corresponding to 50% of the Aggregate Distribution Amount set forth in paragraph 1, rounded to the nearest cent), the adjustment is limited such that the aggregate increase to the Aggregate Distribution Amount rounded to the nearest cent equals CHF [ • completed on Shareholder Meeting Date] (being CHF [ • (50% of the Aggregate Distribution Amount) divided by the number of Total Shares, rounded up or down to the next cent] per Voting Share and Non-Voting Share).

ii.	The Aggregate Distribution Amount pursuant to paragraph 1 shall be adjusted as follows:

Sum of the four (Quarterly Distribution Amounts (adjusted pursuant to Section 4(i)) x number of Voting Shares and Non-Voting Shares registered in the Commercial Register of the Canton of Zug as issued and outstanding on the date of the registration of the respective Partial Par Value Reduction).

5.	The Aggregate Distribution Amount pursuant to paragraph 1 (as adjusted pursuant to paragraph 4 (ii)) shall be increased by par value reductions on Voting Shares that are issued from authorized share capital and conditional share capital after the Annual Shareholder Meeting but which have not been registered in the Commercial Register of the Canton of Zug on the date of the registration of the respective Partial Par Value Reductions.

6.	The general meeting acknowledges that the report of the auditor dated May [ • completed on Shareholder Meeting Date], 2011 has been prepared on the basis of the maximum possible increase provided under paragraphs 4 and 5, meaning the increase of the Aggregate Distribution Amount by CHF [ • completed on Shareholder Meeting Date] and that all Voting Shares and Non-Voting Shares have been issued out of conditional share capital and the authorized share capital.

7.	The Board is instructed to determine the procedure for the payment of the Quarterly Distribution Amounts.

8.	Effective with the registrations of the respective quarterly capital reductions in the Commercial Register, the following amendments are resolved to Article 3a subparagraph a), of the Articles of Association:

,,Artikel 3a Aktienkapital	“Article 3a Share Capital

a)     Das Aktienkapital der Gesellschaft beträgt CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** und ist eingeteilt in 39’801’302 auf den Namen lautende Aktien im Nennwert von CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** je Aktie. Das Aktienkapital ist vollständig liberiert.”

a)     The share capital of the Company amounts to CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** and is divided into 39,801,302 registered shares with a par value of CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** per share. The share capital is fully paid-in.”

* nach Vollzug der ersten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende Juli 2011 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2011
*     Upon completion of the first Partial Par Value Reduction until the end of July 2011 with specific numbers based on adjustments pursuant to paragraph 4 above and the Articles of Association being dated May 2011

** nach Vollzug der zweiten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende Oktober 2011 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2011
**    Upon completion of the second Partial Par Value Reduction until the end of October 2011 with specific numbers based on adjustments pursuant to paragraph 4 above and the Articles of Association being dated May 2011

*** nach Vollzug der dritten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende Dezember 2011 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2011
***    Upon completion of the third Partial Par Value Reduction until the end of December 2011 with specific numbers based on adjustments pursuant to paragraph 4 above and the Articles of Association being dated May 2011

**** nach Vollzug der vierten Teilnennwertherabsetzung gemäss Ziffer 3 bis Ende April 2012 mit konkreter Zahl aufgrund Anpassung gemäss Ziffer 4 und mit Statutendatum Mai 2011
****   Upon completion of the fourth Partial Par Value Reduction until the end of April 2012 with specific numbers based on adjustments pursuant to paragraph 4 above and the Articles of Association being dated May 2011

Please note that the asterisks above also apply to Articles 3b, 4, 5, 5a and 6 below.

9.	Effective with the registrations of the respective quarterly capital reductions in the Commercial Register, the following amendments are resolved to Article 3b subparagraph a), of the Articles of Association:

,,Artikel 3b Partizipationskapital	“Article 3b Participation Capital

a)     Das Partizipationskapital der Gesellschaft beträgt CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** und ist eingeteilt in 202’340 Partizipationsscheine lautend auf den Namen im Nennwert von CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** je Partizipationsschein. Das Partizipationskapital ist vollständig liberiert.”

a)     The participation capital of the Company amounts to CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** and is divided into 202,340 registered participation certificates with a par value of CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** per participation certificate. The participation capital is fully paid-in.”

10.	Effective with the registrations of the respective quarterly capital reductions in the Commercial Register, the following amendments are resolved to Article 4 subparagraph a), 5 subparagraph a), 5a subparagraph a) and 6 subparagraph a) of the Articles of Association:

,,Artikel 4 Bedingtes Aktienkapital	“Article 4 Conditional Share Capital
für Anleihensobligationen und	for Bonds and Similar Debt
ähnliche Instrumente der Fremdfinanzierung	Instruments

a)     Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** durch Ausgabe von höchstens 1’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** je Aktie erhöht, bei und im Umfang der Ausübung von Wandel- und/oder Optionsrechten, welche im Zusammenhang mit von der Gesellschaft oder ihren Tochtergesellschaften emittierten oder noch zu emittierenden Anleihensobligationen, Notes oder ähnlichen Obligationen oder Schuldverpflichtungen eingeräumt wurden/werden, einschliesslich Wandelanleihen.”

a)     The share capital of the Company shall be increased by an amount not exceeding CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** through the issue of a maximum of 1,000,000 registered shares, payable in full, each with a par value of CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** through the exercise of conversion and/or option or warrant rights granted in connection with bonds, notes or similar instruments, issued or to be issued by the Company or by subsidiaries of the Company, including convertible debt instruments.”

,,Artikel 5 Bedingtes Aktienkapital für	“Article 5 Conditional Share Capital
Mitarbeiterbeteiligungen	for Employee Benefit Plans

a)       Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** durch Ausgabe von höchstens 4’200’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche Mitarbeitern der Gesellschaft oder Tochtergesellschaften sowie Beratern, Direktoren oder anderen Personen, welche Dienstleistungen für die Gesellschaft oder ihre Tochtergesellschaften erbringen, eingeräumt wurden/werden.”

a)     The share capital of the Company shall be increased by an amount not exceeding CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** through the issue from time to time of a maximum of 4,200,000 registered shares, payable in full, each with a par value of CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]****, in connection with the exercise of option rights granted to any employee of the Company or a subsidiary, and any consultant, director or other person providing services to the Company or a subsidiary.”

,,Artikel 5a Bedingtes Kapital für	“Article 5a Conditional Capital for
bestehende Aktionärsoptionen	Existing Shareholder Warrants

a)     Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** durch Ausgabe von höchstens 2’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** je Aktie erhöht bei und im Umfang der Ausübung von Optionen, welche American International Group, Inc. eingeräumt wurden.”

a)     The share capital of the Company shall be increased by an amount not exceeding CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]****, through the issue from time to time of a maximum of 2,000,000 registered shares payable in full, each with a par value of CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]****, in connection with the exercise of shareholder warrants granted to American International Group, Inc.”

,,Artikel 6 Genehmigtes Kapital zu
allgemeinen Zwecken	“Article 6 Authorized Share Capital for General Purposes

a)     Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis 30. November 2012 im Maximalbetrag von CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** durch Ausgabe von höchstens 7’960’260 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** je Aktie zu erhöhen.”

a)     The Board of Directors is authorized to increase the share capital from time to time and at any time until November 30, 2012 by an amount not exceeding CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** through the issue of up to 7,960,260 fully paid up registered shares with a par value of CHF [ • ]*/ [ • ]** / [ • ]*** / [ • ]**** each.”

Your Board unanimously recommends a vote FOR the payment of the Dividend through a reduction of the par value of our Voting Shares and Non-Voting Shares as described above, such payment to be made in four quarterly installments through the Company’s 2012 Annual Shareholder Meeting.

APPROVAL OF THE REMAINING CAPACITY
UNDER THE COMPANY’S SHARE REPURCHASE PROGRAM
(Item G on Proxy Card)

In May 2010, Allied World Bermuda established a share repurchase program for the repurchase of up to $500 million of its shares. This share repurchase program was approved by the Board; however, under Bermuda law it was not required to be approved by shareholders. Prior to the Redomestication, Allied World Bermuda, as the sole shareholder of the Company, approved the repurchase of the Company’s shares in an amount not to exceed $160 million, which represented a portion of the remaining amount available under the original May 2010 share repurchase authorization. The purpose of this approval was to allow the Company to be able to continue its share repurchase program through the Company’s upcoming Annual Shareholder Meeting.

As of December 31, 2010, there is $122.5 million of remaining capacity under the Company’s $500 million share repurchase program that has not been approved by the Company’s shareholders as required pursuant to Swiss law. The Company’s shareholders are now being asked to approve (i) the Company using this $122.5 million of remaining capacity under the share repurchase program for future share repurchases and (ii) that such shares acquired shall be held in treasury by the Company and used for general corporate purposes, including for funding the Company’s equity incentive plans. Under Swiss law, the Company may only purchase shares and hold them in treasury if the aggregate par value of the Voting Shares and Non-Voting Shares held in treasury do not exceed 10% of the Company’s aggregate share and participation capital.

Your Board unanimously recommends a vote FOR the approval of the Company using the $122.5 million of remaining capacity under the Company’s $500 million share repurchase program for future repurchases, with such Voting Shares and Non-Voting Shares acquired to be held in treasury by the Company.

ELECTION OF DELOITTE & TOUCHE LTD. AS THE COMPANY’S
INDEPENDENT AUDITOR AND DELOITTE AG AS ITS STATUTORY AUDITOR
(Item H on Proxy Card)

Pursuant to Swiss law, the appointment of our independent and statutory auditors is subject to approval annually by the Company’s shareholders. The Company’s shareholders must elect an independent auditing firm for purposes of SEC reporting. The Company’s shareholders must also elect an auditing firm that will responsible for auditing the Company’s consolidated financial statements and statutory financial statements. At the recommendation of the Audit Committee, your Board unanimously recommends the election of Deloitte & Touche Ltd. as our independent auditor for purposes of SEC reporting and Deloitte AG as our statutory auditor for the fiscal year ending December 31, 2011. Deloitte & Touche Ltd. has served as the Company’s independent auditor since April 2002 and Deloitte AG has served as the Company’s auditors since May 2010 in connection with the Redomestication.

Representatives of Deloitte & Touche Ltd. and Deloitte AG will attend the Annual Shareholder Meeting and will have an opportunity to make a Swiss statutory disclosure statement if they wish. They will also be available to answer questions at the meeting. If approved, Deloitte & Touche Ltd. and Deloitte AG will serve as the Company’s independent and statutory auditors, respectively, for such compensation as the Audit Committee of your Board shall reasonably determine until the Company’s next Annual Shareholder Meeting.

Your Board unanimously recommends a vote FOR the appointment of Deloitte & Touche Ltd. as the Company’s independent auditor and Deloitte AG as its statutory auditor.

Fees to Independent Registered Public Accountants for Fiscal 2010 and 2009

The following table shows information about fees billed to us by Deloitte & Touche Ltd. and Deloitte AG and their affiliates for services rendered for the fiscal year ended December 31, 2010 and 2009.

	2010	2009

Audit Fees	$3,653,540	$3,442,116
Audit-Related Fees(1)	66,175	49,622
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the Audit Fees category, and includes in 2010 the provision of a comfort letter in relation to the Company’s recent debt issuance of $300 million of 5.50% senior notes due in 2020.

The Audit Committee has a policy to pre-approve all audit and non-audit services to be provided by the independent auditors and estimates therefor. The Audit Committee pre-approved all audit services and non-audit services and estimates therefor provided to the Company by the independent auditors in 2010 and 2009.

ELECTION OF PRICEWATERHOUSECOOPERS AG
AS THE COMPANY’S SPECIAL AUDITOR
(Item I on Proxy Card)

Under Swiss law, special reports by an auditor are required in connection with certain corporate transactions, including certain types of increases in share capital. We have been informed that, because of the auditor independence requirements under U.S. federal securities laws, Deloitte AG cannot act as our special auditing firm with respect to certain types of capital increases.

At the recommendation of the Audit Committee, your Board unanimously recommends the election of PricewaterhouseCoopers AG, an auditor supervised by the Swiss government, as the Company’s special auditing firm until the next Annual Shareholder Meeting. If the Company’s shareholders do not approve this proposal, the

Board may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Your Board unanimously recommends a vote FOR the election of PricewaterhouseCoopers AG as the Company’s special auditors.

APPROVAL OF GRANTING A DISCHARGE TO
THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS FROM LIABILITIES
(Item J on Proxy Card)

As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge from liability all the individuals who served as members of the Board or as executive officers of the Company for their activities during the fiscal year ended December 31, 2010 that have been disclosed, or are otherwise known, to the shareholders. The release binds only the Company and the shareholders who either voted in favor of the proposal or who subsequently acquired shares with the knowledge of this resolution.

Under Swiss law, the right of shareholders who do not vote in favor of this proposal to bring an action against the directors and/or executive officers with respect to the matters discharged is extinguished within six months after approval of this proposal by the shareholders.

Your Board unanimously recommends a vote FOR the discharge from liability of all the individuals who served as members of the Board or as executive officers of the Company for their activities during the year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summarizes the material terms of the agreement referenced herein. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the relevant agreement. A copy of this agreement has been previously filed with the SEC and is listed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, a copy of which will be provided upon request. See “General Meeting Information — How may I receive a copy of the Company’s Annual Report on Form 10-K?”.

We were formed in November 2001 by a group of investors, including AIG. As part of our formation, AIG was granted a warrant to purchase 2,000,000 additional Common Shares at an exercise price of $34.20 per share. On February 3, 2011, Allied World Bermuda entered into a warrant repurchase agreement with AIG, pursuant to which we repurchased the warrant held by AIG. The aggregate purchase price for the warrant was $53,620,000, which was equal to 2,000,000 times the difference between $61.01 (the volume weighted average price of our Common Shares over a 5-day trading period) and $34.20. Following this repurchase, AIG has no other disclosed equity interest in the Company.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Audit Committee charter, the Audit Committee reviews and approves the related-party transactions we enter into. We do not have formal written standards in connection with the review and approval of related-party transactions as we believe each transaction should be analyzed on its own merits. In making its decision, the Audit Committee reviews, among other things, the relevant agreement, analyzes the specific facts and circumstances and speaks with, or receives a memorandum from, management that outlines the background and terms of the transaction. As insurance and reinsurance companies enter into various transactions in the ordinary course of business, the Audit Committee does not review these types of transactions to the extent they are open-market transactions that happen to involve related parties.

PRINCIPAL SHAREHOLDERS

The table below sets forth information as of February 28, 2011 regarding the beneficial ownership of our Voting Shares by:

•	each person known by us to beneficially own more than 5% of our outstanding Voting Shares,

•	each of our directors,

•	our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and our three other most highly compensated officers who were serving as executive officers at the end of our 2010 fiscal year (collectively, our “named executive officers” or “NEOs”), and

•	all of our directors and executive officers as a group.

	Beneficial Ownership of Voting Shares(1)
	Number of		Percent of
Name and Address of Beneficial Owner	Voting Shares		Voting Shares

Artisan Partners Holdings LP(2) 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202	2,850,807		7.4%
Royce & Associates, LLC(3) 745 Fifth Avenue, New York, NY 10151	2,192,048		5.7%
Barbara T. Alexander	4,116		*
Scott A. Carmilani	408,330	(4)	1.1%
James F. Duffy	8,984		*
Bart Friedman	10,276		*
Scott Hunter	8,276		*
Mark R. Patterson	37,276		*
Patrick de Saint-Aignan	4,781		*
Samuel J. Weinhoff	10,361		*
Joan H. Dillard	145,951	(5)	*
Wesley D. Dupont	83,212	(6)	*
W. Gordon Knight	36,427	(7)	*
John L. Sennott, Jr.	5,033		*
All directors and executive officers as a group (16 persons)	929,174	(8)	2.4%

*	Less than 1%.

(1)	Pursuant to the regulations promulgated by the SEC, our Voting Shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of our Voting Shares, whether or not such person has any pecuniary interest in our Voting Shares, or the right to acquire the power to vote or dispose of our Voting Shares within 60 days of February 28, 2011, including any right to acquire through the exercise of any option, warrant or right. As of February 28, 2011, we had 38,504,455 Voting Shares and 43,860 Non-Voting Shares issued and outstanding. All amounts listed represent sole voting and dispositive power unless otherwise indicated.

(2)	Based on information reported on Schedule 13G/A, as filed with the SEC on February 10, 2011 jointly by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC (“Artisan Investments”), ZFIC, Inc. (“ZFIC”) and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (who, together with Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments and ZFIC are referred to herein as the “Artisan Parties”), the Artisan Parties are the beneficial owners of 2,850,807 Voting Shares acquired on behalf of discretionary clients of Artisan Holdings and Artisan Partners who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. To the knowledge of the Artisan Parties, no such client was known to have an economic interest in more than 5% of the Voting Shares. According to this Schedule 13G, the Artisan Parties have the following dispositive powers with respect to the Voting Shares: (a) sole voting power: none; (b) shared voting power: 2,782,207; (c) sole dispositive power: none; and (d) shared dispositive power: 2,850,807.

(3)	Based on information reported on Schedule 13G, as filed by Royce & Associates, LLC, an investment advisor (“Royce”), with the SEC on February 4, 2011, Royce has sole voting power and sole dispositive power over 2,192,048 Voting Shares and has no shared voting power and no shared dispositive power for any of these shares.

(4)	Includes stock options exercisable to purchase 48,333 Voting Shares.

(5)	Includes stock options exercisable to purchase 33,333 Voting Shares.

(6)	Includes stock options exercisable to purchase 25,000 Voting Shares.

(7)	Includes stock options exercisable to purchase 12,375 Voting Shares.

(8)	Includes stock options exercisable to purchase 137,873 Voting Shares.

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of your Board. The following table identifies the executive officers of the Company, including their respective ages and positions as of the date hereof.

Name	Age	Position

Scott A. Carmilani(1)	46	President, Chief Executive Officer and Chairman of the Board
David A. Bell	37	Chief Operating Officer
Joan H. Dillard	59	Executive Vice President & Chief Financial Officer
Wesley D. Dupont	42	Executive Vice President, General Counsel & Corporate Secretary
Frank N. D’Orazio	42	President-Bermuda and International Insurance, Allied World Assurance Company, Ltd
John J. Gauthier	49	Executive Vice President and Chief Investment Officer, Newmarket Administrative Services, Inc.
Marshall J. Grossack	51	Executive Vice President-Chief Actuary
W. Gordon Knight	52	President, Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company
John L. Sennott, Jr.	45	Executive Vice President, Chief Corporate Strategy Officer

(1)	Please see Mr. Carmilani’s biography under “Election of Directors” earlier in this Proxy Statement.

David A. Bell has been our Chief Operating Officer since December 1, 2010 and is responsible for our company’s global day-to-day operating activities and directing the implementation of its strategic processes, procedures, controls and projects. He had served as the Chief Operating Officer of Allied World Assurance Company, Ltd, a subsidiary of the Company, from September 2009 through November 2010. He had previously served as Chief Administrative and Operating Officer of Allied World Assurance Company, Ltd from September 2008 to September 2009. Prior to that, Mr. Bell served as the Senior Vice President, Professional Liability, from September 2004 to September 2008. Mr. Bell joined our company in February 2002 as a Vice President and started our company’s professional lines business. Prior to joining our company, Mr. Bell held various positions at affiliates of The Chubb Corporation (“Chubb”) in underwriting and legislative affairs from 1996 to January 2002.

Joan H. Dillard, CMA, has been our Executive Vice President and Chief Financial Officer since September 2009. From December 2005 to September 2009, she served as our Senior Vice President and Chief Financial Officer. In April 2003, Ms. Dillard began working for American International Company Limited (now known as Chartis Bermuda Limited (“Chartis”)), a subsidiary of AIG, and began providing accounting services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Ms. Dillard served as our Vice President and Chief Accounting Officer until November 30, 2005. As of December 1, 2005, Ms. Dillard became an employee of our Company. From August 2001 until December 2002, Ms. Dillard served as the Chief Financial Officer of Worldinsure Ltd., an insurance technology provider. From May 2000 until April 2001, Ms. Dillard served as the Chief Operating Officer and Chief Financial Officer of CICcorp Inc., a medical equipment service provider. From March 1998 until May 2000, Ms. Dillard served as the Chief Financial Officer of ESG Re Limited, based in Hamburg, Germany, and from 1993 until 1998, Ms. Dillard worked for TIG Holdings, Inc. and served as the Chief Financial Officer of TIG Retail Insurance and later as the Senior Vice President of Alternative Distribution. Prior to that, Ms. Dillard served in various senior financial positions at both USF&G Corporation and American General Corporation.

Wesley D. Dupont has been our Executive Vice President, General Counsel and Corporate Secretary since September 2009. From December 2005 to September 2009, he served as our Senior Vice President, General Counsel and Secretary. In November 2003, Mr. Dupont began working for American International Company Limited (now known as Chartis), a subsidiary of AIG, and began providing legal services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Mr. Dupont served as our Senior Vice President, General Counsel and Secretary from April 2004 until November 30, 2005. As of December 1, 2005, Mr. Dupont became an employee of our Company. Prior to joining American International Company Limited, Mr. Dupont worked as an attorney at Paul, Hastings, Janofsky & Walker LLP, a large international law firm, where he specialized in general corporate and securities law. From April 2000 to July 2002, Mr. Dupont was a Managing Director and the General Counsel for Fano Securities, LLC, a specialized securities brokerage firm. Prior to that, Mr. Dupont worked as an attorney at Kelley Drye & Warren LLP, another large international law firm, where he also specialized in general corporate and securities law.

Frank N. D’Orazio has been the President — Bermuda and International Insurance of Allied World Assurance Company, Ltd, a subsidiary of the Company, since September 2009 where he is responsible for providing strategic leadership and executing business strategies for the Bermuda, Europe and Asia insurance platforms. Prior to that, he served as the Chief Underwriting Officer of Allied World Assurance Company, Ltd since September 2008. From March 2005 to September 2008, Mr. D’Orazio was the company’s Senior Vice President — General Casualty where he was responsible for managing the company’s general casualty and healthcare operations in Bermuda, Europe and the United States. Mr. D’Orazio joined the company in June 2003 as Vice President — General Casualty. Prior to joining our company, Mr. D’Orazio worked for the retail insurance market arm of American Re-Insurance from August 1994 to May 2003, where he held a succession of underwriting and management positions. Mr. D’Orazio held various underwriting positions in the excess casualty division of Chubb from June 1990 to July 1994.

John J. Gauthier, CFA, has been the Executive Vice President and Chief Investment Officer of Newmarket Administrative Services, Inc., a subsidiary of the Company, since March 2010 and oversees the management of the Company’s investment portfolio. From October 2008 through February 2010, he served as Senior Vice President and Chief Investment Officer of Newmarket Administrative Services, Inc. Previous to joining our company, Mr. Gauthier was Global Head of Insurance Fixed Income Portfolio Management at Goldman Sachs Asset Management from February 2005 to September 2008. Prior to that position, from 1997 to January 2005 he was Managing Director and Portfolio Manager at Conning Asset Management where he oversaw investment strategy for all property and casualty insurance company clients. Mr. Gauthier also served as Vice President at General Reinsurance/New England Asset Management, as well as a Portfolio Manager at General Reinsurance.

Marshall J. Grossack has been our Executive Vice President-Chief Actuary since September 2009. He served as our Senior Vice President and Chief Corporate Actuary from July 2004 to September 2009. From June 2002 until July 2004, Mr. Grossack was a Vice President and Actuary for American International Company Limited (now known as Chartis), a subsidiary of AIG, and provided services to us pursuant to a former administrative services contract with American International Company Limited. From June 1999 until June 2002, Mr. Grossack worked as the Southwest Region Regional Actuary for subsidiaries of AIG in Dallas, Texas.

W. Gordon Knight has been President of Allied World Assurance Company (U.S.) Inc. and Allied World National Assurance Company since May 2008. He joined Allied World National Assurance Company as President, U.S. Operations, Distribution and Marketing in January 2008. Prior to joining us, Mr. Knight was the President of Sales & Marketing for AIG Domestic Brokerage Group from 2005 to January 2008. Prior to that, he was President of AIG WorldSource since 2000. Mr. Knight was also the Executive Vice President of Regional Operations for Commercial Lines for American International Underwriters, Japan and held various other senior management positions during his 26 years at AIG.

John L. Sennott, Jr., CPA, has been our Executive Vice President, Chief Corporate Strategy Officer since September 2009. He served as Chief Financial Officer and then Chief Operating Officer of the Company’s U.S. operations until September 2009. Mr. Sennott joined the Company after it had acquired Darwin Professional Underwriters, Inc. (“Darwin”) in October 2008. Mr. Sennott joined Darwin at its founding in March 2003, serving most recently as its Executive Vice President, Chief Financial Officer and a director. He had previously served as principal and founder of Beacon Advisors from 2001 to 2003 and as Controller at Executive Risk from 1998 until its acquisition by Chubb in July 1999. He also served as Controller or Assistant Controller in other property and casualty insurance organizations. Mr. Sennott began his career at Coopers & Lybrand where he reached the position of Manager in the Business Assurance Group.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Overview.  We are a specialty insurance and reinsurance company that underwrites a diversified portfolio of property and casualty insurance and reinsurance lines of business. We became a publicly traded company in July 2006 after the successful completion of our initial public offering (“IPO”) and recently redomesticated the Company to Switzerland.

In accordance with the rules of the NYSE, a majority of the members of the Board are independent and the Compensation Committee is presently comprised of five independent Board members. The Board has adopted a Compensation Committee Charter discussed elsewhere in this Proxy Statement. The Compensation Committee oversees our compensation programs and makes recommendations to the Board. Pursuant to Swiss law, the Board is required to make all final compensation decisions regarding the NEOs. We have achieved considerable growth since our inception in November 2001 and our compensation programs and plans have been designed to reward executives who contribute to our continuing success.

In 2010, the Compensation Committee selected Farient Advisors, LLC (“Farient”) as the committee’s independent advisor and directed them to conduct an extensive review of the Company’s executive compensation strategy and programs to ensure strong alignment between executive compensation, business strategy and long-term shareholder value creation. As a result, during 2010, the Compensation Committee expended considerable effort to ensure that the executive compensation program properly supported the execution of the Company’s strategy, while providing appropriate incentive and reward opportunities to the NEOs to enhance long-term value. This work led to numerous changes to the Company’s executive compensation program.

Following a comprehensive review of our compensation levels, which generally showed the Company’s pay positioning, for executives as a group, to be at approximately the 50th percentile for salary and bonus, and at the 75th percentile for long-term incentives, and a review of our performance, which showed the Company’s performance to be in the top quartile, the Compensation Committee determined that it should continue to use the market and performance data as a reference when making decisions regarding executive pay.

The Compensation Committee also assessed Allied World’s key performance measures in order to determine which measures provided the strongest link to long-term shareholder value. As a result of this analysis, the Compensation Committee validated that earnings before interest and taxes (“EBIT”) plus other comprehensive income was an important performance measure for Allied World that also correlated to shareholder value creation. Therefore, Allied World’s 2011 cash bonus program is structured similarly to the 2010 bonus program, with one main modification: the structure of the qualitative portion was adjusted to be measured against a corporate scorecard to provide the Compensation Committee with more clarity and definition around the non-formulaic goals. For more information on the Company’s cash bonus program, please see “— Annual Cash Bonus”.

The Compensation Committee also developed a more robust strategy for Allied World’s equity-based compensation program component. The Compensation Committee adopted a defined equity award mix that continues to emphasize long-term performance orientation, while helping optimize share utilization and minimize shareholder dilution. To that end, 2011 time-vested RSUs and performance-based awards will be settled 50% in equity and 50% in cash. Additionally, stock options were added to the 2011 program. Similar to the cash bonus program, various performance metrics were assessed for the three-year, performance-based awards in order to determine which measures provided the strongest link to long-term shareholder value. As a result, the Compensation Committee determined to modify the measures and weightings for the Company’s performance-based awards. In 2010, the three-year performance period will be measured by Average Per Annum Adjusted Book Value Growth (90%) and Total Return to Shareholders Relative to the A.M. Best Non-Life Insurance Index (10%). In 2011, the three-year performance period will be measured by Adjusted Book Value Compounded Annual Growth (50%) and Relative Return on Average Equity vs. the Peer Group as described herein (50%). For more information on the financial metrics for the Company’s performance-based awards, please see “— Equity-Based Compensation — 2010 Equity Awards — Financial Metrics” and “— Equity-Based Compensation — 2011 Equity Awards — Performance-Based Award Grants in 2011”.

Lastly, during 2010, the Compensation Committee reviewed the Company’s employment agreement termination provisions relative to competitive market practice. Although current employment agreements are structured consistent with typical market practice, the Compensation Committee has moved to change the structure of the Company’s employment agreements from evergreen agreements to agreements with a three-year term. The committee recognizes the need to retain employment agreements during a period when several holding company executives are being asked to relocate as part of the Redomestication. The Compensation Committee feels that the change to three-year agreements will provide appropriate assurance to the Company’s executives while markedly changing their open-ended nature. The timing for moving to three-year employment agreements for each executive officer will be managed on a case-by-case basis.

Compensation Philosophy.  The Compensation Committee believes that an effective executive compensation program is one that is designed to (i) reward strong Company and individual performance, (ii) align the interests of the NEOs with the Company’s shareholders and (iii) balance the objectives of pay-for-performance and retention. The insurance and reinsurance industry is very competitive, cyclical and often volatile, and the Company’s success depends in substantial part on its ability to attract and retain successful, high-achieving employees who will remain motivated and committed to the Company during all insurance industry cycles.

NEO Compensation Structure.  In keeping with this philosophy, our NEO compensation structure is comprised of cash compensation primarily consisting of base salary and annual cash bonus, and long-term equity-based compensation consisting of RSUs granted under the Company’s Stock Incentive Plan, performance-based awards granted under the Company’s Third Amended and Restated Long-Term Incentive Plan (the “LTIP”) or Stock Incentive Plan, and stock options granted under the Company’s Third Amended and Restated 2001 Employee Stock Option Plan (the “Stock Option Plan”). For 2010, the Compensation Committee targeted total cash compensation to be competitive with the Peer Group described herein, given the Company’s performance and other factors, including individual performance, job responsibilities, geographic location and the NEO’s ability to help the Company achieve its goals and objectives.

Compensation Objectives

The Compensation Committee’s objectives for the Company’s compensation program include:

•	Driving and rewarding employee performance that supports the Company’s business objectives and financial success;

•	Attracting and retaining talented and highly-skilled employees;

•	Aligning the interests of the NEOs with the Company’s shareholders by having a substantial portion of compensation in long-term, performance-based equity awards, a portion of which is “at risk” with vesting dependent on the Company achieving certain performance targets, particularly at the senior officer level where such person can more directly affect the Company’s financial success; and

•	Remaining competitive with other insurance and reinsurance companies, particularly other insurance and reinsurance companies with which the Company competes for talent.

Compensation Oversight and Process

The Compensation Committee has established a number of processes to assist it in ensuring that NEO compensation is achieving its objectives. Among those are:

•	Assessment of the Company’s performance on both an absolute and relative basis;

•	Assessment of individual performance via interactions with the CEO and other NEOs;

•	Engaging a compensation consultant;

•	Assessment of risks associated with the Company’s compensation program;

•	Assessment of perquisites;

•	Pay-for-performance analysis; and

•	Total compensation review, which includes:

•	Benchmarking pay levels for base salary, annual cash bonuses and long-term incentive compensation;

•	Reviewing perquisites and contributions to retirement plans; and

•	Reviewing the design of the compensation program.

In determining the level of compensation for the NEOs, both quantitative and qualitative factors of the Company’s and each NEO’s performance are analyzed.

Assessment of Company Performance

The Company’s performance was assessed using various factors that the Compensation Committee believed were relevant to creating value for our shareholders. These factors included growth in book value, earnings before interest and taxes plus other comprehensive income, return on equity, Common Share price performance and the Company’s combined ratio (a measure of its underwriting performance). In recent years there has been excess capacity and increased competition in the insurance and reinsurance industry as well as the continuing demands of the U.S. and international economic recession. Despite these difficult market conditions, the Company performed strongly in 2010.

Assessment of Individual Performance

All of the Company’s NEOs have specific objectives that are established at the beginning of each year. Each NEO’s performance is reviewed annually by Mr. Carmilani, our CEO, on his or her individual skills and qualifications, management responsibilities and initiatives, staff development and the achievement of departmental, geographic and/or established business goals and objectives, depending on the role of the NEO. Each NEO’s performance was assessed on both Company and individual achievements in light of current market conditions in the insurance and reinsurance industry. Mr. Carmilani’s performance was reviewed by the Compensation Committee and was also assessed on both the Company’s achievements and his individual achievements in light of current market conditions in the insurance and reinsurance industry. In 2010, these performance reviews formed the basis on which compensation-related decisions were made for annual cash bonuses and grants of performance-based and time-vested RSU awards under the Stock Incentive Plan as well as 2011 base salaries and target bonus opportunities. Due to the potential volatility of the insurance and reinsurance industry and thus the Company’s financial results, the Compensation Committee believes that solely quantitative performance measures are not appropriate for rewarding NEO performance.

Roles of the CEO and the Compensation Committee.  The Compensation Committee recommends to the Board for approval the Company’s compensation programs and the total amount available for the base salaries, cash bonus and equity-based compensation for the NEOs and the other executive officers as a group. The Compensation

Committee determines the Company’s compensation philosophy and objectives and sets the framework for the NEOs’ compensation structure. Within this framework, Mr. Carmilani, our CEO, is responsible for recommending to the Compensation Committee all aspects of compensation for each NEO, excluding himself. He reviews the recommendations, survey data and other materials provided to him by our Human Resources Department and Farient as well as proxy statements and other publicly available information. He also assesses the Company’s and each NEO’s performance as described above. The conclusions and recommendations resulting from these reviews and consultations, including proposed salary adjustments, annual cash bonus amounts and equity award amounts, are then presented to the Compensation Committee for its review and consideration. The Compensation Committee has discretion to modify any recommendation it receives from Mr. Carmilani, but strongly relies on his recommendations.

The Role of Farient Advisors, LLC, Our Independent Compensation Consultant.  The Compensation Committee directed Farient to conduct analyses on key aspects of NEO and other senior officer pay and performance, and to provide recommendations about compensation plan design. Farient reports directly to the Compensation Committee and in 2010 did not provide any non-executive consulting services to the Company that would require disclosure under SEC rules. Farient meets with members of senior management to gain a greater understanding of key issues facing the Company and to review its cash and equity compensation programs. The Compensation Committee meets separately with Farient to review in detail all compensation-related decisions regarding the CEO as well as the structure of the Company’s compensation programs. During this review, the Compensation Committee also receives Farient’s analyses of the Peer Group, NEO pay and performance for the Company and its peers, a compensation risk assessment, analyses of compensation best practices and current compensation trends. In 2010, the Compensation Committee also received information on executive severance and change-in-control agreements.

The Board and NEO Interactions.  The Board has the opportunity to meet with the NEOs regularly during the year. In 2010, the Company’s NEOs met with and made presentations to the Board regarding their respective business lines or responsibilities. The Company believes that the interaction among its NEOs and the Board is important in enabling the Board, including the members of the Compensation Committee, to form its own assessment of each NEO’s performance.

Timing of Awards.  The Compensation Committee believes that compensation decisions regarding employees should be made after year-end results have been determined to better align employee compensation with Company performance and shareholder value. This requires that annual cash bonuses, equity awards and base salary adjustments be determined after year-end financials have been prepared and completed. The Compensation Committee’s policy is to approve compensation decisions at its regularly scheduled meeting during the first quarter of the year.

Benchmarking

Compensation Benchmarking to Peer Group.  In May 2009, the Compensation Committee adopted a new peer group consisting of thirteen insurance and reinsurance companies based on geographic location, total annual revenue and market capitalization similar to the Company and on having publicly-disclosed executive compensation information useful for benchmarking purposes (the “Peer Group”). The Compensation Committee determined that the Peer Group aligned with our core competitors in light of our U.S. expansion and focus on specialty insurance. The Peer Group included: Arch Capital Group Ltd., Alterra Capital Holdings Limited, Argo Group International Holdings, Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., The Hanover Insurance Group, Inc., HCC Insurance Holdings, Inc., Markel Corporation, The Navigators Group, Inc., OneBeacon Insurance Group, Ltd., RLI Corp. and W. R. Berkley Corporation.

In August 2010, the Compensation Committee re-evaluated the Peer Group as part of its ongoing assessment of the Company’s compensation programs as well as for future compensation benchmarking purposes. The Compensation Committee reviewed numerous insurance and reinsurance companies that were similar to the Company based on total revenue, net income, book value and market capitalization, its percentage mix of U.S. and non-U.S. business written, its percentage mix of insurance and reinsurance business written and its A.M. Best

Company financial strength rating. The Compensation Committee affirmed the companies comprising the Peer Group and approved the addition of ProAssurance Corporation to this group.

Data from the Peer Group is used to assess pay for the CEO and CFO, to assess the design of the annual cash bonus plan and long-term equity plan, and to assess the Company’s pay and performance levels relative to the Peer Group. The market data, which includes both Peer Group data and third-party survey data covering both U.S. and Bermuda property and casualty insurance and reinsurance companies, is used as a frame of reference for setting the total cash and total direct compensation of our NEOs, and shows compensation paid at the 25th percentile, the median and the 75th percentile. Utilizing market data provided by an independent third party is intended to ensure that our compensation practices are both prudent and competitive.

Assessment of Risks Associated with Compensation

The Compensation Committee has evaluated certain risks associated with the Company’s compensation policies and programs. As part of this evaluation, the Compensation Committee has reviewed and analyzed each element of compensation and Farient performed a detailed compensation risk assessment. In its assessment, Farient established both quantitative and qualitative criteria for assessing the Company’s compensation programs, and evaluated numerous elements of the Company’s pay mix, its compensation-related performance measurements, governance and the Company’s processes and procedures that mitigate risk in its compensation programs.

The Compensation Committee believes that the Company’s multi-faceted compensation program consists primarily of base salaries, annual cash bonuses and equity-based awards. The Company’s compensation program includes the following attributes:

•	The Company’s annual cash compensation is based on balanced performance metrics and qualitative measurements that promote disciplined progress towards longer-term Company goals.

•	With regard to the annual cash bonus, the Compensation Committee has the authority to reduce or eliminate the non-formulaic half of the annual cash bonus pool.

•	The formulaic element of the Company’s annual cash bonus pool and the performance metrics for the performance-based equity awards are different, are not tied to gross production or top-line revenue growth and are reviewed and approved annually by the Compensation Committee.

•	The Company’s equity-based awards vest over an extended term of years and are weighted towards offering long-term incentives that reward sustainable performance.

•	The RSU Award Agreements and Performance-Based Equity Award Agreements both contain forfeiture clauses for certain actions taken by the recipient, including being terminated for “cause” (as defined in the agreements) and violating certain non-complete and non-solicitation clauses contained in such agreements.

•	Because of the Company’s stock ownership policy, our NEOs and other officers could also lose a significant portion of their overall compensation if the price of the Common Shares were to decline as a result of inappropriate or unnecessary risk taking.

The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business plan. Based on this assessment, the Company concluded that it has a balanced pay and performance program that does not promote excessive risk taking.

Total Compensation Review

Each year, the Compensation Committee reviews a summary report or “tallysheet” prepared by the Company for each NEO as well as the other executive officers. The purpose of a tallysheet is to show the aggregate dollar value of each officer’s total annual compensation, including base salary, annual cash bonus, equity-based compensation, perquisites and all other compensation earned over the past two years. The tallysheet also shows amounts payable to each NEO upon termination of his or her employment under various severance and change-in-control scenarios. Tallysheets are reviewed by our Compensation Committee for informational purposes.

The table below reflects the process and philosophy by which the Compensation Committee calculated executive compensation in 2010 and is intended to assist shareholders in understanding the elements of total compensation as determined by the Compensation Committee. This information differs from the calculation of total compensation in accordance with the disclosure rules of the SEC, primarily by disclosing the grant date fair value of equity awards granted in 2011 for the prior year 2010 performance. A table further on in this Proxy Statement under the heading “Summary Compensation Table” reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table below and those amounts reported in the Summary Compensation Table and related tables. While the table below is presented to explain how the Compensation Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules. The tables and related disclosures required by the SEC’s rules begin on page 45.

				Performance-
		Cash Bonus	Time-Vested	Based Awards	Stock Options
Name		Paid in 2011	RSUs Granted in	Granted in 2011	Granted in 2011
Executive	Base	for 2010	2011 for 2010	for 2010	for 2010	2010 Total
Officer	Salary(1)	Performance(3)	Performance(4)(5)	Performance(4)(5)	Performance(4)(6)	Compensation(7)

Scott A. Carmilani	$970,000	$1,212,500	$727,048	$4,362,904	$727,188	$7,999,640
Joan H. Dillard	$455,000	$575,000	$121,790	$731,354	$121,887	$2,005,031
Wesley D. Dupont	$369,000	$460,000	$105,797	$633,553	$105,657	$1,674,007
W. Gordon Knight	$550,000	$687,500	$171,613	$1,031,215	$171,875	$2,612,203
John L. Sennott, Jr.(2)	$370,000	$350,000	$76,888	$461,325	$76,849	$1,335,062

(1)	The base salary amounts set forth in this column represent the 2010 base salary rates for the applicable NEO. Certain base salaries became effective March 2010; therefore, these amounts may differ from the base salary amounts actually paid during calendar year 2010 and as shown in the Summary Compensation Table below. Mr. Dupont’s base salary was increased to $420,000 effective March 1, 2011. No other NEO received an increase to his or her base salary for 2011.

(2)	In assessing his overall compensation, the Compensation Committee did not consider potential amounts that could be earned by Mr. Sennott under the Darwin Amended and Restated Long-Term Incentive Plan (the “Darwin LTIP”). The Darwin LTIP has been terminated with respect to grants of future awards effective as of the closing of the Company’s acquisition of Darwin in October 2008; however, the amounts from the 2003-2008 performance periods remain payable through 2014. For more information on the Darwin LTIP, see “— Cash Compensation — Annual Cash Bonus — Other Compensation”.

(3)	The amounts disclosed above in the “Cash Bonus Paid in 2011 for 2010 Performance” column represent cash bonuses earned under our 2010 annual cash bonus program with respect to 2010 performance that were paid in early March 2011. In accordance with SEC disclosure rules, these payments are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below for 2010.

(4)	As to equity compensation, the columns above reflect equity-based awards granted in the year for which they were awarded. Although the Compensation Committee granted time-vested RSUs, performance-based awards and stock option awards in 2011 with respect to the performance of the NEOs during 2010, under SEC rules these awards will be reflected in the Summary Compensation Table in the Company’s 2012 Proxy Statement.

(5)	The dollar values disclosed above in the “Time-Vested RSUs Granted in 2011 for 2010 Performance” column and “Performance-Based Awards Granted in 2011 for 2010 Performance” column have been calculated in accordance with footnote 2 to the Summary Compensation Table below and use a grant date fair value as of February 22, 2011 ($61.51 per Common Share, the closing price on such date). The amounts disclosed in the Stock Awards and Option Awards columns of the Summary Compensation Table below reflect the full grant date fair value of awards issued in February 2010. In February 2011, Mr. Carmilani received 11,820 RSUs and 70,930 performance-based awards; Ms. Dillard received 1,980 RSUs and 11,890 performance-based awards; Mr. Dupont received 1,720 RSUs and 10,300 performance-based awards; Mr. Knight received 2,790 RSUs and 16,770 performance-based awards; and Mr. Sennott received 1,250 RSUs and 7,500 performance-based awards. For these awards, the NEOs will receive 50% in Common Shares and 50% in cash on the applicable vesting date. For more information on these equity-based awards, please see “— Equity-Based

Compensation — 2011 Equity Awards — Time-Vested RSU Awards” and “— Equity-Based Compensation — 2011 Equity Awards — Performance-Based Award Grants in February 2011”.

(6)	The dollar values disclosed above in the “Stock Options Granted in 2011 for 2010 Performance” column have been calculated using a Black-Scholes option-pricing model, having applied the assumptions set forth in note 12(a) of the Company’s consolidated financial statements contained in the Form 10-K for the year ended December 31, 2010, as filed with the SEC.

(7)	The amounts disclosed in the table above under the heading “2010 Total Compensation” and the amounts reported in the Total column of the Summary Compensation Table below differ for two principal reasons. The first is due to the SEC’s disclosure requirements with respect to equity awards, as described above in footnote 4 to this table. The second is that the Total column in the Summary Compensation Table includes other amounts of compensation deemed by the SEC’s disclosure rules to have been earned in 2010, including certain other compensation that the Compensation Committee does not consider conceptually as a component of total compensation, as such amounts are viewed by the Compensation Committee as either de minimis or provided to all employees (such as Company contributions under the Company’s 401(k) plan) or a necessary result of certain of the Company’s executive officers being located in Bermuda, and not related to an executive’s performance with respect to a given year.

Components of Executive Compensation

Total compensation for the NEOs consists of the following components:

•	Base salary;

•	Annual cash bonus;

•	Equity-based compensation, through grants of time-vested RSUs, performance-based awards and stock options;

•	Perquisites, particularly reimbursement for housing expenses; and

•	Retirement, health and welfare benefits.

Cash Compensation

Base Salary

Base salary is the fixed element of each NEO’s annual cash compensation. Having competitive base salaries is an important part of attracting and retaining key employees. Base salaries are benchmarked to our Peer Group and are also impacted by the NEO’s performance as well as the Company’s performance. In February 2010, the Compensation Committee reviewed the base salaries of our NEOs with the objective of making sure base salaries were competitive with the Peer Group. Based on this analysis, the Compensation Committee approved market adjustments to certain NEO’s base salaries benchmarked to the Peer Group but did not approve any merit increases. In February 2011, the Compensation Committee reviewed the base salaries of our NEOs with the objective of ensuring that base salaries remained competitive.

Annual Cash Bonus

The Company pays annual cash bonuses pursuant to its cash bonus program, which is designed to align individual performance with the Company’s performance and earnings growth objectives for the year. The Company’s annual cash bonus program is another important element in retaining talented employees, rewarding performance and promoting disciplined progress toward long-term company goals. Cash bonuses paid to our NEOs for 2010 appear in the Summary Compensation Table below in the “Non-Equity Incentive Plan Compensation” column.

Cash Bonus Program.  After extensive review and discussion, as well as consultations with Farient, the Company established a structured, yet flexible, cash bonus program that has been implemented by the Compensation Committee. The cash bonus program has two facets: (1) an overall cash bonus pool that is funded and out of which individual annual cash bonuses are paid; and (2) a process by which individual annual cash bonuses are determined. For each senior officer eligible to participate in the cash bonus program, a target bonus percentage was established in February 2010 for the participant’s 2010 cash bonus and in February 2011 for the participant’s 2011 cash bonus. Each officer’s target bonus was based on a percentage of his or her base salary. Target bonus percentages for the NEOs and other senior officers were recommended by the CEO and approved by the Compensation Committee. The CEO’s target bonus percentage was determined solely by the Compensation Committee. Our NEOs were or will be eligible to receive an annual cash bonus based on a percentage of their annual base salary as follows:

	2010	2011
	Bonus Target	Bonus Target
Name	Percentage	Percentage

Scott A. Carmilani	100%	100%
Joan H. Dillard	100%	100%
Wesley D. Dupont	100%	100%
W. Gordon Knight	100%	100%
John L. Sennott, Jr.	75%	75%

The methodology used to determine the annual cash bonus pool from which individual bonuses are paid contains both a formulaic element and a non-formulaic element. The formulaic element makes up half of the cash bonus pool funding, and the non-formulaic element makes up the other half of this pool. The objective is to provide structure and predictability for the Company’s senior officers while also permitting the Compensation Committee to take actions when necessary in light of the cyclicality and volatility of the insurance and reinsurance industry.

The Formulaic Element.  For the 2010 year, the Compensation Committee approved EBIT plus other comprehensive income as the financial metric to establish funding targets under the annual cash bonus pool. The three target categories approved were (1) Minimum Target, (2) Target and (3) Maximum Target. The Minimum Target category is based on the Company achieving 80% of its EBIT plus other comprehensive income goal, and if the Company reaches this goal, the formulaic half of the cash bonus pool will be 50% funded. If the Company achieves less than 80% of the EBIT plus other comprehensive income goal, the formulaic half of the cash bonus pool will not be funded. The Target category is based on the Company achieving 100% of its EBIT plus other comprehensive income goal, and if the Company reaches this goal, the formulaic half of the cash bonus pool will be 100% funded. The Maximum Target category is based on the Company achieving 120% or greater of its EBIT plus other comprehensive income goal, and if the Company reaches this goal, the formulaic half of the cash bonus pool is 150% funded.

For 2010, the following EBIT plus other comprehensive income performance targets were approved:

Performance	Minimum		Maximum
Versus Goal	Target	Target	Target

EBIT Plus Other Comprehensive Income	$385.6 million	$482.0 million	$578.4 million
EBIT Plus Other Comprehensive Income as a Percentage Goal	80%	100%	120%
Bonus Pool Funding	50%	100%	150%

Why use EBIT plus other comprehensive income as the financial metric?  The Compensation Committee selected the EBIT plus other comprehensive income financial metric for the 2010 fiscal year because it believed it was the most comprehensive and relevant measure of the Company’s annual results.

How is EBIT plus other comprehensive income calculated?  EBIT plus other comprehensive income is calculated by taking the Company’s net income and adding back interest expense and tax expense, and adding other comprehensive income. In 2010, EBIT plus other comprehensive income was derived as follows (based on approximate totals): $665 million of net income, plus $40 million of interest expense, plus $27 million of income tax expense, minus $51 million of other comprehensive loss equals $681 million of EBIT plus other comprehensive income. Based on the $578.4 million Maximum Target reflected in the table above, the formulaic element of the cash bonus pool exceeded the maximum target and was eligible to be funded at the 150% funding level.

How were the targets determined?  The target for the 2010 annual cash bonus pool was based on budgeted EBIT plus other comprehensive income for the Company. Budgeted EBIT for 2010 was increased by over 30% from 2009. The budgeted Target in 2010 was equivalent to the Maximum Target in 2009. The Compensation Committee believed this target to be a fair yet demanding goal, recognizing that the Company continued to face significant challenges in growing its business at a time of increased competition and excess capacity in the insurance and reinsurance marketplace, which has resulted in premium rate decreases across all of the Company’s operating segments and many of its lines of business. The factors that primarily contributed to the Company exceeding the maximum target in 2010 included favorable reserve releases from prior loss years and net realized investment gains from the Company’s investment portfolio.

The Non-Formulaic Element.  As stated above, the non-formulaic portion of the award is intended to take into account other measures of performance, to give the Compensation Committee some flexibility in light of the cyclicality and potential volatility of the insurance and reinsurance industry and to consider the Company’s performance relative to its peer group. The Compensation Committee funds the formulaic half of the annual cash bonus pool (as described above) based on EBIT plus other comprehensive income and then funds the other half of the total annual cash bonus pool based on numerous non-formulaic considerations. Like the formulaic half of the cash bonus program, the non-formulaic portion of the award may be funded at 0% to 150%, which is independent of the funding level of the formulaic portion of any award. The Compensation Committee then determines each senior officer’s annual cash bonus, which is paid out of the total pool. Depending on the overall cash bonus pool funding level, awards to individual officers are made based on the CEO’s and Compensation Committee’s assessments of individual performance.

The Compensation Committee sought to reward the NEOs for their performance and achievements in 2010. Highlights of some of the non-formulaic objectives and related achievements the Compensation Committee considered for 2010 performance include:

•	Growing diluted book value by 24.7% in 2010;

•	Posting net income of $665 million and comprehensive income of $614 million;

•	Continuing to expand the Company’s insurance and reinsurance product offerings across a wide array of specialty coverages;

•	Successfully redomesticating the parent holding company’s jurisdiction of incorporation from Bermuda to Switzerland;

•	Establishing the Company’s Lloyd’s of London Syndicate 2232 to expand the Company’s access to the Asian and Latin American marketplaces;

•	Maintaining the Company’s financial strength ratings with A.M. Best, Moody’s and Standard & Poor’s, while achieving an upgrade in our outlook from Standard & Poor’s to “positive” from “stable”; and

•	Developing new product offerings and programs across our global insurance and reinsurance platforms that generated premiums of $159 million in 2010.

Based on these achievements and other considerations, the Compensation Committee funded the non-formulaic half of the annual cash bonus pool at 100%, which resulted in the annual cash bonus pool being funded at 125% of the Target column above when combined with the formulaic half of the cash bonus pool. The annual cash bonus earned for 2010 by each of the NEOs as a percentage of his or her salary and as a percentage of target bonus is as follows:

	Bonus as a Percentage	Bonus as a Percentage
Name	of Base Salary	of Target

Scott A. Carmilani	125%	125%
Joan H. Dillard	126%	126%
Wesley D. Dupont	125%	125%
W. Gordon Knight	125%	125%
John L. Sennott, Jr.	95%	126%

Other Compensation.  In connection with our acquisition of Darwin in October 2008, we assumed obligations under the Darwin LTIP, which was a cash-based incentive plan that rewarded participants with a percentage of Darwin’s underwriting profit with respect to a given performance year, called a “Pool Year” under the plan. For Pool Years beginning in January 2003, 2004 and 2005, the Darwin LTIP measured Pool Year profitability by reference to Darwin’s net income for the year, including investment income, and without any required base level of profitability as a condition to receipt of benefits. For Pool Years beginning in January 2006, 2007 and 2008, the Darwin LTIP measured Pool Year profitability by reference to Darwin’s net income, excluding investment income, and eligibility for benefits was subject to Darwin having achieved an underwriting profitability level for the Pool Year equal to at least 5%. This means that Darwin was deemed to have underwriting profits only to the extent that its net income, excluding investment income, exceeded 5% of net premiums earned for the applicable Pool Year.

Each year, an amount equal to 20% of Darwin’s Pool Year underwriting profit was allocated to the Darwin LTIP pool. Participants in the Darwin LTIP were awarded specified percentages of the total pool. The Darwin LTIP had a four-year vesting schedule for participants, which began on the first day of each Pool Year. Payouts of benefits under the Darwin LTIP were scheduled to occur in increments prior to March 15th of the fourth year (70% of total payout), the fifth year (15%) and the sixth year (15%) following the relevant Pool Year. Therefore, the first payment to Darwin’s LTIP participants for the 2003 Pool Year occurred in March 2007. The six-year payout schedule in the Darwin LTIP was designed to allow a reasonable period for claims arising under a Pool Year’s policies to mature and to allow the actual underwriting results of that Pool Year’s business to be determined with a high level of credibility. Further, in calculating benefits payable with respect to profitable Pool Years, the Darwin LTIP required that such profits be reduced by underwriting losses in any other Pool Year.

Darwin LTIP awards “vested” upon the closing of the Darwin acquisition in October 2008, although they remain subject to loss in the event of a participant’s termination for “cause,” as defined in the Darwin LTIP. The amounts payable to participants continue to remain subject to future determinations based on actual profits (or losses) for Darwin’s past Pool Years. 2008 constituted the final Pool Year under the Darwin LTIP, and that Pool Year includes policies underwritten by Darwin through year end. Final payouts to participants under the 2008 Pool Year will occur in March 2014. Mr. Sennott is our only NEO who participates in the Darwin LTIP. In 2010, Mr. Sennott received a total Darwin LTIP cash payment equal to $1,411,002, which represented payments with respect to prior Pool Years. In the first quarter of 2011, Mr. Sennott received a total Darwin LTIP cash payment equal to $542,261, which represented payments with respect to prior Pool Years.

Total Cash Compensation

Total Cash Compensation for 2009 Performance

The Compensation Committee considers total cash compensation to be comprised of base salary and an annual cash bonus target based on a percentage of the NEO’s base salary. In February 2010, the Compensation Committee wanted to reward the NEOs for the Company’s exceptional performance in 2009 as well as for each NEO’s individual performance and achievements during the year. The Company increased gross premiums written in the United States by 117% in 2009, expanded U.S. insurance and reinsurance product offerings across a wide array of specialty coverages and completed successfully the integration of the operations of Darwin and its subsidiaries into the Company’s operations following the acquisition of Darwin in October 2008. The Company grew tangible book value and total shareholders’ equity by 39% and 33%, respectively, and posted net income of $606.9 million.

Three of the NEOs had been promoted in September 2009. Ms. Dillard was promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer, Mr. Dupont was promoted from Senior Vice President, General Counsel and Secretary to Executive Vice President, General Counsel and Corporate Secretary, and Mr. Sennott was promoted to Executive Vice President and Chief Corporate Strategy Officer and he became an executive officer of the Company. The Compensation Committee analyzed each NEO’s total cash compensation. Messrs. Carmilani and Knight and Ms. Dillard were at approximately the median for total cash compensation and the Compensation Committee determined to make no modifications to their cash compensation opportunities. The Compensation Committee approved increases in the annual cash bonus targets for Messrs. Dupont and Sennott to reflect their promotions and Mr. Sennott also received an increase in his base salary.

Total Cash Compensation for 2010 Performance

In February 2011, the Compensation Committee wanted to reward the NEOs for the Company’s superior performance in 2010 as well as for each NEO’s individual performance and achievements during the year that are highlighted during the discussion of the 2010 annual cash bonus. Messrs. Carmilani and Dupont and Ms. Dillard were recognized for their critical roles in the Company successfully establishing the Lloyd’s of London Syndicate 2232 and managing the Company’s capital. In addition, Mr. Carmilani successfully led the Company through a difficult marketplace, helping it to attain significant financial results on both an absolute and relative basis to the Peer Group. The Compensation Committee acknowledged Ms. Dillard’s efforts in overseeing the Company’s Finance Department and its investment portfolio, which had strong returns during 2010, and completing the Redomestication. Mr. Dupont was also recognized for his leadership in completing the Redomestication, his performance and oversight of the Legal and Compliance Department across a wide range of global business initiatives, including consummating the Company’s repurchases of the remaining Common Shares and warrants held by founding shareholders and new product and program development, as well as his expanded role and responsibilities within the organization. Mr. Knight was instrumental in driving the effective performance of the Company’s U.S. insurance platform and operations, including the development of new products and programs and guiding the Company through a difficult premium rate environment. The Compensation Committee noted Mr. Sennott’s role in the Company’s global corporate strategy, including the launch of Syndicate 2232 and capital management initiatives as well as his successful oversight of the Company’s investor relations function. Each officer was commended for their leadership and performance as valuable members of the Company’s executive management team.

Equity-Based Compensation

Overview.  The Compensation Committee believes that a substantial portion of each NEO’s compensation should be in the form of long-term, equity-based awards, the largest portion of which should be “at risk” awards with vesting dependent on the Company achieving certain performance targets. Equity-based grants have generally been awarded as a combination of stock options, time-vested RSUs and performance-based awards. Each year, the Compensation Committee sets a mix between the various equity-based vehicles to ensure that a substantial portion of the awards to each NEO is comprised of performance-based awards, while also taking into account share availability under the Company’s equity plans and the Company’s equity burn rate (the number of shares awarded during the year divided by the total Common Shares outstanding). The value of each NEO’s individual awards is based on an assessment of each individual’s performance for the prior year, contribution to the business, experience level and external market information.

Equity-based awards serve to better align the interests of the NEOs and the Company’s shareholders. Equity-based awards also help to ensure a strong connection between NEO compensation and the Company’s financial performance because the value of the award depends on the Company’s future performance and share price. Long-term, equity-based awards, meaning awards that vest over a period of years, also serve as a management retention tool. The Compensation Committee utilizes equity-based awards to accomplish its compensation objectives while recognizing its duty to the Company’s shareholders to limit diluting their holdings in the Company. Each year, the Compensation Committee reviews analyses from its compensation consultant on relevant factors of its equity compensation program, including the competitiveness of equity awards by position, overall share usage, burn rates and comparisons to the equity compensation programs of the Peer Group.

2010 Equity Awards

In 2010, the Compensation Committee set the mix between performance-based awards and time-vested RSU awards at a ratio of approximately 90% to 10% for the CEO and of approximately 70% to 80% performance-based awards to 20% to 30% time-vested RSUs for the other NEOs.

Time-Vested RSU Awards.  An RSU gives a holder the right to receive a specified number of Common Shares at no cost (or, in the Company’s sole discretion, an equivalent cash amount in lieu thereof) if the holder remains employed at the Company through the applicable vesting date. Because time-vested RSUs do not have a performance component (unlike the Company’s stock options and performance-based awards), they will generally have value in the future. The Company believes these awards encourage employee retention. The Company has historically settled RSUs in Common Shares, but beginning with grants made in February 2009, the holder will receive a portion of the aggregate amount of such RSUs in Common Shares and the remaining portion in cash equal to the “fair market value” of the Common Shares on the applicable vesting date. Fair market value is defined as the daily volume-weighted average sales price of the Common Shares for the five consecutive trading days up to and including the applicable vesting date. While the bulk of the Company’s RSU awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee retains the discretion to recommend to our Board additional awards at other times. The Company also grants RSUs as part of its equity-based compensation package to its employees, including the NEOs. Historically, these RSUs vest pro rata over four years. The Company granted the following awards in 2010:

2010
Name	Time-Vested RSUs

Scott A. Carmilani	13,000
Joan H. Dillard	6,600
Wesley D. Dupont	3,500
W. Gordon Knight	8,800
John L. Sennott, Jr.	3,750

Performance-Based Awards.  Performance-based awards were granted to our NEOs in February 2010 under the Stock Incentive Plan of which 60% will be eligible to settle in Common Shares and 40% will be eligible to settle in cash. Awards issued in 2010 will vest after the fiscal year ending December 31, 2012 in accordance with the terms and performance conditions set forth in the Performance-Based Award Agreement under the Stock Incentive Plan and as described in more detail below. These performance-based awards are “at risk,” meaning should the Company fail to perform at the minimum prescribed level, no performance-based awards will vest and no compensation will be derived by the NEOs from these awards. The Compensation Committee believes that performance-based awards serve to promote the Company’s growth and profitability over the long term. By having a three-year vesting period, these awards also encourage sustainable performance and employee retention.

Financial Metrics.  Following a best practices review and consultation with its former compensation consultant and senior management, the Compensation Committee decided to continue to utilize growth in “adjusted book value” as the primary financial metric for the 2010 grant of performance-based awards because it believed this metric correlates best with long-term shareholder value and the long-term health of the Company. “Relative total shareholder return” was included as a component of the financial metric for the 2010 grant of performance-based awards because the Committee wanted to also have a portion of the award connected to Common Share performance. The Company’s relative total shareholder return will be measured against the A.M. Best Global Non-Life Insurance Index (the “Index”), excluding Berkshire Hathaway Inc. and any company on the Index with fewer than three years of total shareholder return data.

For 2010 grants, vesting of 90% of the performance-based awards is based on an average annual growth in the adjusted book value of the Common Shares as follows:

Performance
Versus Goal	Below Threshold	Threshold	Target	Maximum

2010-2012 Average Per Annum Adjusted Book Value Growth	Below 9%	9%	12%	15%
Number of Shares Earned	0	50%	100%	150%
		of Targeted	of Targeted	of Targeted
		Shares	Shares	Shares

The applicable portion of the performance-based awards will not vest if the Company’s average annual growth in adjusted book value for the three-year period ending December 31, 2012 falls below 9%. The Compensation Committee believes that even at this minimum threshold amount, there is a significant increase in value to the Company’s shareholders, and the NEOs’ and shareholders’ interests are aligned because the NEOs’ receipt of Common Shares and cash is conditioned upon the Company performing well.

How is Adjusted Book Value calculated?  For purposes of vesting performance-based awards under the LTIP and Stock Incentive Plan, adjusted book value is defined as “total shareholders’ equity” adjusted for (1) any special, one-time dividends declared; and (2) any capital events (such as capital contributions or share repurchases). In addition to the two factors above, the Compensation Committee may consider in its discretion any other extraordinary events that may affect the computation.

For 2010 grants, vesting of 10% of the performance-based awards is based on total shareholder return as follows:

Performance	Below
Versus Goal	Threshold	Threshold	Target	Maximum

2010-2012 Total Return to Shareholders Relative to the Index	Below 25th Percentile of Index	25th Percentile of Index	50th Percentile of Index	75th Percentile of Index
Percentage Earned	0	50%	100%	150%
		of Target	of Target	of Target

The applicable portion of the performance-based equity award will not vest if the Company’s total shareholder return is below the 25th percentile of the Index.

Why did the Compensation Committee select the Index?  The Compensation Committee selected the Index in part because it is recognized in the insurance and reinsurance industry, the Company is in the Index along with many of its primary competitors and the Index is sufficiently broad to provide stable results yet specific enough to meaningfully measure performance.

How is relative total shareholder return measured?  The price change of the Common Shares from the first and last day of the performance period plus dividends paid during this time is measured against the relative return of the Index over the performance period.

In 2010, each of the Company’s NEOs received a performance-based award as set forth below.

Name	Target Awards(1)

Scott A. Carmilani	119,000
Joan H. Dillard	20,000
Wesley D. Dupont	17,000
W. Gordon Knight	22,000
John L. Sennott, Jr.	13,000

(1)	For each NEO, 60% of the target award in the table above will be eligible to be settled in Common Shares and 40% of the target award will be eligible to be settled in cash based on the fair market value of the Common Shares on the settlement date.

The total number of performance-based awards available for grant each year is determined by the Board upon the recommendation of the Compensation Committee. In making its recommendation to the Board, the Compensation Committee may consider the number of available shares remaining under the LTIP and the Stock Incentive Plan, the number of employees who will be eligible to receive such awards, market data from competitors with respect to the percentage of outstanding shares made available for annual grants to employees and the need to retain and motivate key employees. The performance-based awards issued under the LTIP in 2008 vested as of December 31, 2010 based on an average per annum adjusted book value growth of 21.7%, which exceeded the 15% maximum category established by the Compensation Committee at the grant date. Thus, these awards vested at 150% of targeted shares.

In determining each NEO’s equity award grants for their performance in 2009, the Compensation Committee considered many factors, including each NEO’s performance and the Company’s performance (as discussed under “Total Cash Compensation for 2009 Performance”), accumulated stock ownership, the value of his or her unvested equity and the value of his or her award relative to the other NEOs. For Mr. Carmilani, the Compensation Committee set the mix between performance-based awards and time-vested RSUs at a ratio of approximately 90%

to 10%; for the other NEOs this ratio was set at between approximately 70% to 80% performance-based awards to 20% to 30% time-vested RSUs. Mr. Carmilani received a higher percentage of performance-based awards because the Compensation Committee believes that the CEO should be held more accountable for the Company’s performance.

After the grant of RSUs and performance-based awards in February 2010 for 2009 performance, each of the NEO’s total direct compensation (including both cash and equity-based compensation) was determined to have likely been in excess of the median of external market benchmarks consistent with the Company’s superior performance relative to its peers.

2011 Equity Awards

In February 2011, the Compensation Committee granted stock options to our NEOs, and set the mix among performance-based awards, time-vested RSU awards and stock options at a ratio of approximately 75%, 12.5% and 12.5%, respectively. The Compensation Committee included stock options in the mix of grants because of the performance-based nature of stock options, which only have value if the Common Share price increases over time, as well as to more effectively use the shares available under the Stock Option Plan.

In February 2011, in addition to base salary and annual cash bonus, the Compensation Committee sought to reward the NEOs for their performance with equity-based compensation, while also being mindful of the Company’s equity “burn rate”. Accordingly, each NEO received an award of time-vested RSUs and performance-based awards under the Stock Incentive Plan of which 50% will be eligible to settle in Common Shares and 50% will be eligible to settle in cash. In recognition of the Company’s and each individual NEO’s strong performance in 2010, the Compensation Committee granted to each NEO an amount of equity-based compensation in order to make each NEO’s total direct compensation (including both cash and equity-based compensation) competitive with the Peer Group given the Company’s strong relative performance in 2010.

Time-Vested RSU Awards.  The Company granted the following awards to the NEOs in 2011:

2011
Name	Time-Vested RSUs

Scott A. Carmilani	11,820
Joan H. Dillard	1,980
Wesley D. Dupont	1,720
W. Gordon Knight	2,790
John L. Sennott, Jr.	1,250

Performance-Based Award Grants in February 2011.  In February 2011, the Compensation Committee approved certain revisions to the structure of the Company’s performance-based awards. While it continues to believe that the adjusted book value and total shareholder return are effective financial metrics for the Company’s performance-based award, the Compensation Committee, after extensive review and analysis, decided to modify the financial metrics for 2011 awards. The Compensation Committee approved the use of adjusted book value growth of the Common Shares measured on a compounded annual growth rate basis as opposed to the average annual growth that had been historically used. The Compensation Committee believes that the compounded annual growth rate measurement has a higher correlation to value and is less prone to distortions than the average annual growth measurement. The Compensation Committee also approved using the Company’s adjusted return on equity relative to the Peer Group as the other financial metric. “Adjusted return on equity” is defined as the three-year average adjusted net income divided by the four-year average shareholders’ equity for the period then ending. “Adjusted net income” is defined as “net income” adjusted for (1) unrealized gains and losses on investments within “other comprehensive income”; (2) the portion of other-than-temporary impairment losses on investments recognized within “other comprehensive income”; and (3) any reclassification adjustment for net realized gains and losses on investments included in “net income”, each net of applicable income tax. The Compensation Committee approved an equal weighting to the adjusted book value growth metric and the relative return on equity metric. Therefore, 50% of the performance-based, equity awards will be based on adjusted book value growth and 50% will be based on relative return on equity.

The Compensation Committee approved 3%, 9% and 15% as the Threshold, Target and Maximum goals for the adjusted book value growth metric and the 30th percentile, the 50th percentile and the 75th percentile or greater as the Threshold, Target and Maximum goals for return on equity relative to the Peer Group. The payouts on such awards will be 50%, 100% and 150% for the Threshold, Target and Maximum goals for adjusted book value growth and 20%, 100% and 150% for the Threshold, Target and Maximum goals for return on equity relative to the Peer Group.

In 2011, each of the Company’s NEOs received a performance-based award as set forth below.

Name	Target Awards

Scott A. Carmilani	70,930
Joan H. Dillard	11,890
Wesley D. Dupont	10,300
W. Gordon Knight	16,770
John L. Sennott, Jr.	7,500

Stock Option Awards.  Each NEO also received stock options under the Stock Option Plan that vest pro rata over four years. The Company granted the following awards to the NEOs in 2011:

2011
Name	Stock Options

Scott A. Carmilani	44,805
Joan H. Dillard	7,510
Wesley D. Dupont	6,510
W. Gordon Knight	10,590
John L. Sennott, Jr.	4,735

Perquisites

Our global headquarters are now located in Switzerland. Prior to the Redomestication being completed on December 1, 2010, our global headquarters were located in Bermuda, which affected our ability to attract and retain talented employees as well as the ways in which we compensate employees. Because many of our NEOs are non-Bermudians who have relocated to and are living in Bermuda, we believe it was important to remain competitive with other Bermuda insurance and reinsurance companies regarding compensation in order to attract and retain talented employees to grow our business. The Compensation Committee received regular updates from senior management in 2010 on the prevalence and costs of each perquisite provided to the NEOs to ensure that the Company’s perquisite program remains reasonable. Many of the benefits and perquisites discussed below are offered only to those NEOs who have relocated to and reside in Bermuda. Some of the NEOs have not received one or more of these benefits or perquisites in 2010. During 2010, senior management and the Compensation Committee reviewed and compared the Company’s perquisites to those offered by other insurance and reinsurance companies in the Bermuda marketplace. While the Company’s perquisites were reasonable when compared to its Bermuda peers, management nevertheless determined to eliminate or reduce certain perquisites as noted below.

Our NEOs receive various perquisites paid by the Company. For Bermuda executives in 2010, these perquisites included a housing allowance, club membership and a very limited number of return flights to their home country for executives and their family members who reside in Bermuda. Many of these perquisites are typical of perquisites provided to the Company’s other expatriate employees located in Bermuda. Similar perquisites are provided by the Company’s competitors in Bermuda for employees in a similar position and have been necessary for recruitment and retention purposes. For Mr. Knight, one of our NEOs located in the United States, perquisites included a housing allowance, reimbursement for air travel to his home in Atlanta, Georgia, club dues and financial and tax planning. The Company’s NEO perquisites generally include:

Housing Allowance.  Non-Bermudians are significantly restricted by law from owning property in Bermuda. This has resulted in a housing market that is largely based on renting to expatriates who work on the island. Housing allowances are a near universal practice for expatriates. The Company bases its housing allowances on available rental market information and the Company’s knowledge of the housing rental market in general. Each housing allowance is based on the level of the employment position and the size of the employee’s family living in Bermuda compared with such market data. Beginning in 2011, the Company has reduced the housing allowances of the NEOs and other non-Bermudians who reside and work in Bermuda.

As part of Mr. Knight’s overall benefits package, the Company provided Mr. Knight with access to an apartment in New York City. Because of his position and his role in managing the Company’s U.S. operations, the Company believed it was critical for Mr. Knight to be located primarily at the Company’s office in New York, which is one of the largest insurance markets in the United States and which is where many of the Company’s other U.S. senior officers are located.

Club Membership.  The provision of a club membership or financial assistance with joining a club in Bermuda is common practice in the marketplace and enables the NEOs and other employees who are expatriates to settle into the community. Because club membership also has the benefit of enabling the NEOs to establish social networks with clients, Mr. Knight and a few other senior officers in the United States also receive this benefit. Due in part to the current insurance and reinsurance marketplace and the Company’s firm-wide cost-savings initiatives, this perquisite will no longer be paid starting in 2011.

Home Leave.  Reimbursement for airfare to a home country is common practice for expatriates who are working in Bermuda. The Company believes that this helps the expatriate and his or her family to better keep in touch with relatives and other social networks. Such a benefit is provided by Bermuda insurance and reinsurance companies and is necessary for both recruitment and retention purposes.

The Company reimbursed Mr. Knight for flights to Atlanta, Georgia to return to his home there. The Company believes that this perquisite to Mr. Knight is important for retention purposes, with minimal cost to the Company.

Financial and Tax Planning.  Because many of the Company’s senior officers are non-Bermudians and are subject to complicated tax issues from working abroad, the Company provides reimbursement or payment of the cost for financial and tax planning to certain of the senior officers. The Company believes this perquisite is necessary for retention purposes and is important for the financial welfare of the Company’s expatriated employees.

In 2010, the Company reimbursed up to $10,000 for financial and tax planning for certain of its senior officers in the United States, including Mr. Knight. The Company believes this perquisite is important for retention purposes and for helping to ensure the long-term financial security of the NEOs.

Tax “Gross-Ups”.  In 2006, the U.S. Tax Increase Prevention and Reconciliation Act of 2005 (the “Tax Act”) was passed, which significantly increased the amount of U.S. federal tax our Bermuda employees who are U.S. citizens have to pay. As a result of the Tax Act, the Company agreed to “gross-up” U.S. taxpayers who are employees working in Bermuda in connection with these additional tax obligations. The Company believes this perquisite is important in retaining employees affected by the Tax Act. The Company also agreed to gross up Mr. Knight in connection with additional tax obligations he incurs as a result of his housing allowance.

Aircraft Usage.  The Company owns and leases the fractional use of aircraft. The Company determined that these aircraft were necessary primarily to facilitate directors attending Board meetings in Bermuda. During 2010, the NEOs used these aircraft on a limited basis for business purposes. If the aircraft are used for personal reasons, the incremental costs for such use, not including fixed costs, are included in total perquisites for the NEO. During 2010, only Mr. Carmilani, our CEO, used the aircraft for personal reasons. See the “Summary Compensation Table” below for more information.

Retirement, Health and Welfare Benefits

The Company offers a variety of health and welfare programs to all eligible employees. The NEOs are generally eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs are intended to protect employees against catastrophic loss and include medical, pharmacy, dental, vision, life insurance, accidental death and disability, and short- and long-term disability. In 2009, the Company provided full-time employees with these benefits at no cost to the employee. Beginning in 2010, however, senior employees earning over certain salary levels per year contributed to the cost of their medical insurance based upon a sliding scale tied to their salary level. We offer a qualified 401(k) savings and retirement plan for our employees who are U.S. citizens (wherever they may be located) and similar plans for our other employees. All Company employees, including the NEOs, are generally eligible for these plans. The Company contributes to such employees’ accounts as well in the form of a matching contribution and up to a 2% profit sharing contribution.

We have established the Allied World Assurance Company (U.S.) Inc. Second Amended and Restated Supplemental Executive Retirement Plan (the “SERP”) for our employees who are U.S. citizens and that reside in the United States. We contribute under the SERP up to 10% of a participant’s annual base salary in excess of the then-effective maximum amount of annual compensation that could be taken into account under a qualified plan under the U.S. Internal Revenue Code of 1986 (the “Code”), as established by the Internal Revenue Service from time to time (the “IRS Compensation Limit”), with an annual base salary cap of $600,000. This means that we will start making contributions under the SERP to a participant only after such participant has earned annual base salary in excess of the IRS Compensation Limit ($245,000 in 2010) and will stop making such contributions once a participant has earned $600,000. Under the SERP, an eligible NEO may voluntarily contribute up to 25% of his or her annual base salary up to a maximum of $600,000.

There is a five-year cumulative vesting period for all Company contributions so that upon completion of five years of service, a participant will be 100% vested in all prior and future contributions made on his or her behalf by the Company or its subsidiaries. The Company contributions shall also fully vest upon a participant’s retiring after attaining the age of 65. Executives may defer receipt of part or all of their cash compensation under the SERP. The program allows U.S. officers to save for retirement in a tax-effective way at minimal cost to the Company. The investment alternatives under the SERP are the same choices available to all participants under the 401(k) plan, and the NEOs do not receive preferential treatment on their investments. The SERP complies with Sections 409A and 457A of the Code. The Company believes that contributing to a participant’s retirement and having a five-year cumulative vesting for the Company’s contributions on behalf of a participant attracts senior officers who want to remain with the Company for the long term and help it achieve its business objectives.

In 2009, in response to changes in the tax treatment of deferred compensation earned by employees of certain offshore companies including Bermuda-domiciled companies, we precluded future contributions under the SERP by or on behalf of any employees who are subject to Section 457A of the Code. This includes our NEOs who worked and resided in Bermuda in 2010, namely Messrs. Carmilani and Dupont and Ms. Dillard. Additionally, any amounts that are required to be taken into income prior to their originally scheduled payment date under the SERP (including grandfathered amounts under Section 457A of the Code, which must be taken into income no later than 2017) will be paid under the SERP coincident with such event of tax recognition. In lieu of matching contributions previously provided by the Company to these former participants through the SERP, the Company has provided comparable benefits to these participants in the form of current cash payments, which are subject to tax.

Stock Ownership Policy

In order to promote equity ownership and further align the interests of management with our shareholders, in 2007 the Board adopted a stock ownership policy for senior employees. Under this policy, all of our employees with titles of vice president and above are expected to own within five years after his or her joining us or after a promotion, equity interests in the Company, expressed as a multiple of base salary as follows:

Multiple of
Title	Base Salary

Chief Executive Officer	5 times
Executive Vice President, Senior Vice President or Presidents	2 times
Vice President	1 time

Employees are expected not to sell any Common Shares if they will not be in compliance with this policy. If a covered employee previously achieved compliance under the policy but wished to sell a certain portion of his or her holdings of Common Shares at a time when he or she was not in compliance with the policy solely as a result of a significant decrease in the price of Common Shares, the policy allows the general counsel of the Company to exercise his discretion to allow such sale to occur. All NEOs currently meet or exceed the requirements of the stock ownership policy.

Under the Company’s Policy Regarding Insider Trading for all Directors, Officers and Employees and its Code of Conduct and Business Ethics, employees are prohibited from engaging in speculative or “in and out” trading in securities of the Company. In addition, the Company also prohibits hedging and derivative transactions in its securities (other than transactions in the Company’s employee stock options) and trading in or through margin accounts. These transactions are characterized by short sales, buying or selling publicly traded options, swaps, collars or similar derivative transactions.

Employment Agreements/Severance Arrangements

The Company or its subsidiaries have entered into employment agreements with Messrs. Carmilani, Dupont, Knight and Sennott and Ms. Dillard. Please see “— Narrative Disclosure Regarding Equity Plans and Employment Agreements — Employment Agreements” for more information.

Summary Compensation Table

The following table provides information concerning the compensation for services in all capacities earned by the NEOs for fiscal years 2010, 2009 and 2008.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(2)	($)(3)	($)(4)	($)(5)	Total ($)

Scott A. Carmilani(1)	2010	$970,000	$6,078,600	$—	$1,212,500	$458,190	$8,719,290
President, Chief Executive	2009	$970,000	$4,000,019	$—	$1,455,000	$424,026	$6,849,045
Officer and Chairman of the Board	2008	$958,333	$8,300,008	$—	$730,000	$446,500	$10,434,841
Joan H. Dillard	2010	$455,000	$1,224,930	$—	$575,000	$240,124	$2,495,054
Executive Vice President and	2009	$455,000	$975,500	$—	$675,000	$227,286	$2,332,786
Chief Financial Officer	2008	$432,500	$1,298,100	$—	$350,000	$263,083	$2,343,683
Wesley D. Dupont	2010	$369,000	$944,025	$—	$460,000	$281,820	$2,054,845
Executive Vice President,	2009	$364,833	$702,360	$—	$400,000	$252,755	$1,719,948
General Counsel and	2008	$332,750	$865,400	$—	$200,000	$289,499	$1,687,649
Corporate Secretary
W. Gordon Knight	2010	$550,000	$1,418,340	$—	$687,500	$198,828	$2,854,668
President, Allied World	2009	$545,192	$975,500	$—	$825,000	$190,660	$2,536,352
Assurance Company (U.S.) Inc. and	2008	$500,769	$1,298,100	$161,370	$450,000	$2,703,364	$5,113,603
Allied World National Assurance Company
John L. Sennott, Jr.(6)	2010	$366,154	$771,338	$—	$350,000	$1,435,367	$2,922,859
Executive Vice President, Chief	2009	$332,075	$507,260	$—	$300,000	$944,088	$2,083,423
Corporate Strategy Officer

(1)	Mr. Carmilani receives no additional compensation for serving as our Chairman of the Board.

(2)	The amounts shown in the “Stock Awards” column equal the estimate of aggregate compensation cost to be recognized with respect to RSU and performance-based awards granted in such year determined as of the grant date under FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The following portion of the value shown in the “Stock Awards” column in 2010 represents the grant date value of performance-based awards ($46.05 per Common Share, the closing price on such date) based upon the probable outcome of such performance criteria: $5,479,950 for Mr. Carmilani, $921,000 for Ms. Dillard, $782,850 for Mr. Dupont, $1,013,100 for Mr. Knight and $598,650 for Mr. Sennott. The remaining amounts reflected in the “Stock Awards” column represent the grant date fair value of RSU awards that are not subject to performance vesting conditions. Assuming the highest level of performance, the grant date fair value of performance-based awards granted in 2010 would equal $8,219,925 for Mr. Carmilani, $1,381,500 for Ms. Dillard, $1,174,275 for Mr. Dupont, $1,519,650 for Mr. Knight and $897,975 for Mr. Sennott.

The numbers below in the remainder of this footnote 2 only
are expressed in thousands of U.S. dollars, except share, per share, percentage and ratio information

The compensation expense recognized by the Company under the Stock Incentive Plan for the year ended December 31, 2010 was as follows:

	Year Ended December 31, 2010
		Weighted
		Average
		Grant Date
	RSUs	Fair Value

Outstanding RSUs at beginning of year	915,432	$36.51
RSUs granted	41,197	46.05
Performance-based RSUs granted	279,900	46.05
RSUs fully vested	(364,335)	(36.87)
RSUs forfeited	(21,116)	(39.35)

Outstanding RSUs at end of year	851,078	$39.88

During 2010, the Company granted performance-based RSUs in lieu of utilizing the LTIP. The performance-based RSUs are structured in exactly the same form as shares issued under the LTIP in terms of vesting restrictions and achievement of established performance criteria and are accounted for consistent with the accounting policy described in Note 2(k) to the Company’s Annual Report on Form 10-K. For the performance-based RSUs granted in 2010, the Company anticipates that the performance goals are likely to be achieved. Based on the performance goals, the performance-based RSUs granted in 2010 are expensed at 100% of the fair market value of the Common Shares on the date of grant. The expense is recognized over the performance period.

Compensation expense of $13,473, $9,003 and $7,988 relating to the issuance of the RSUs has been recognized in “general and administrative expenses” in the Company’s consolidated statements of operations and comprehensive income for the years ended December 31, 2010, 2009 and 2008, respectively. The compensation expense for the RSUs is based on the fair market value of the Common Shares at the time of grant. The Company has assumed a weighted average annual forfeiture rate, excluding performance-based RSUs, of 4.98% in determining the compensation expense over the service period. The Company believes it is unlikely that performance-based RSUs will be forfeited as these awards are issued to senior management. Thus, no forfeiture rate is applied to the performance-based RSUs. The RSUs vested in 2010, 2009 and 2008 had intrinsic values of $17,302, $6,212 and $6,663 at the time of vesting, based on average market values per share of $47.49, $39.79 and $46.05, respectively.

As of December 31, 2010 and 2009, the Company has recorded $37,991 and $28,827, respectively, in “additional paid-in capital” on the consolidated balance sheets in connection with the RSUs awarded.

As of December 31, 2010, there was remaining $18,506 of total unrecognized compensation expense related to unvested RSUs awarded. This expense is expected to be recognized over a weighted-average period of 1.6 years. Based on a December 31, 2010 market value of $59.44 per share, the outstanding RSUs had an intrinsic value of $50,588 as of December 31, 2010.

The compensation expense recognized by the Company under the LTIP for the year ended December 31, 2010 was as follows:

	Year Ended December 31, 2010
		Weighted
		Average
		Grant Date
	LTIP	Fair Value

Outstanding LTIP awards at beginning of year	1,148,411	$42.28
Additional LTIP awards granted due to the achievement of 2007 — 2009 performance criteria	187,500	43.40
LTIP awards subject to accelerated vesting	(18,750)	43.27
LTIP awards vested	(543,750)	43.40

Outstanding LTIP awards at end of year	773,411	$41.74

Compensation expense of $17,817, $25,580 and $17,820 relating to the LTIP has been recognized in “general and administrative expenses” in the Company’s consolidated statements of operations and comprehensive income for the years ended December 31, 2010, 2009 and 2008, respectively. The compensation expense for the LTIP is based on the fair market value of the Company’s common shares at the time of grant. The LTIP is deemed to be an equity plan and as such, $77,728 and $59,777 have been included in “additional paid-in capital” on the consolidated balance sheets as of December 31, 2010 and 2009, respectively.

In calculating the compensation expense and in the determination of share equivalents for the purpose of calculating diluted earnings per share, it is estimated for the LTIP awards granted in 2009 and 2008 that the maximum performance goals as set by the LTIP are likely to be achieved over the performance period. Based on the performance goals, the LTIP awards granted in 2009 and 2008 are expensed at 150% of the fair market value of the Common Shares on the date of grant. The expense is recognized over the performance period.

As of December 31, 2010, there was remaining $6,657 of total unrecognized compensation expense related to unvested LTIP awards. This expense is expected to be recognized over a period of 1.2 years. Based on a December 31, 2010 market value of $59.44 per share, the outstanding LTIP awards had an intrinsic value of $68,957 as of December 31, 2010.

(3) The amounts shown in the “Option Awards” column equal the estimate of aggregate compensation cost to be recognized with respect to stock option granted to Mr. Knight in 2008 determined as of the grant date under FASB ASC Topic 718 and excluding the effect of estimated forfeitures. For this option award, the fair value has been calculated using the Black-Scholes option pricing formula.

The numbers below in the remainder of this footnote 3 only
are expressed in thousands of U.S. dollars, except share, per share, percentage and ratio information

The compensation expense recognized by the Company under the Stock Option Plan for the year ended December 31, 2010 was as follows:

	Year Ended December 31, 2010
		Weighted Average	Weighted Average	Aggregate Intrinsic
	Options	Exercise Price	Contractual Term	Value

Outstanding at beginning of year	1,314,907	$33.54
Granted	311,610	46.05
Exercised	(304,315)	(31.54)
Forfeited	(44,401)	(43.00)
Expired	(5,062)	(45.72)

Outstanding at end of year	1,272,739	38.77	6.8 years	$26,308

Exercisable at end of year	617,121	$34.39	5.2 years	$15,456

The total intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was $5,888, $4,283 and $2,403, respectively.

Assumptions used in the option-pricing model for the options granted during the years ended December 31, 2010, 2009 and 2008 are as follows:

	Options Granted	Options Granted	Options Granted
	During the Year	During the Year	During the Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2010	2009	2008

Expected term of option	5.47 years	4.75 years	6.25 years
Weighted average risk-free interest rate	2.65%	2.03%	2.58%
Weighted average expected volatility	42.35%	42.96%	24.22%
Dividend yield	1.25%	1.71%	1.66%
Weighted average fair value on grant date	$17.34	$12.80	$9.63

In 2009, the Company determined that there was sufficient Company specific information available to determine the expected term of the option and the expected volatility. As a result, the expected term of the option is based on the historical terms of options granted since the inception of the Company and the expected volatility is based on the volatility of the fair market value of the Common Shares. During the year ended December 31, 2008, the Company used the simplified method to determine the expected life, and the Company used the average of five volatility statistics from comparable companies, as well as the Company’s volatility, in order to derive the expected volatility. The Company has assumed a weighted average annual forfeiture rate of 6.37% in determining the compensation expense over the service period.

Compensation expense of $2,953, $2,556 and $2,405 relating to the options have been included in “general and administrative expenses” in the Company’s consolidated statements of operations and comprehensive income for the years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010 and 2009, the Company has recorded in “additional paid-in capital” on the consolidated balance sheets an amount of $41,505 and $28,699, respectively, in connection with all options granted. During the year ended December 31, 2010, the Company received cash upon the exercise of stock options of $9,598.

As of December 31, 2010, there was remaining $6,919 of total unrecognized compensation expense related to unvested options granted under the Plan. This expense is expected to be recognized over a weighted-average period of 1.7 years.

(4) The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses earned under our 2010, 2009 and 2008 cash bonus plans and were paid in March 2011, 2010 and 2009, respectively. For a description of our annual cash bonus plan, see “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.”

(5) The amounts shown in the “All Other Compensation” column are attributable to perquisites and other personal benefits or compensation not reported elsewhere in the Summary Compensation Table. The table below shows certain components of the “All Other Compensation” column.

		401(k)/	SERP			Aggregate “All
		Company	Company		Tax	Other
Name	Year	Contributions	Contributions(a)	Perquisites(b)	Payments(c)	Compensation”

Scott A. Carmilani	2010	$12,250	$35,500	$279,774	$130,666	$458,190
Joan H. Dillard	2010	$12,250	$21,000	$143,239	$63,635	$240,124
Wesley D. Dupont	2010	$12,250	$12,400	$176,914	$80,256	$281,820
W. Gordon Knight	2010	$12,250	$30,495	$101,099	$54,984	$198,828
John L. Sennott, Jr.(d)	2010	$12,250	$12,115	$—	$—	$1,435,367

(a)	Messrs. Carmilani and Dupont and Ms. Dillard received cash payments, which were subject to tax, instead of tax-deferred contributions under the SERP. Each of the officers was precluded from receiving Company contributions under the SERP because they are subject to Section 457A of the Code. For more information on the SERP, please see “— Compensation Discussion Analysis — Retirement, Health and Welfare Benefits.”

(b)	Perquisites in 2010 for the NEOs include reimbursements for amounts for certain home leave travel expenses, relocation expenses, housing allowances, club dues, tax preparation, financial planning, and company-leased or fractionally-owned airplane usage. Not all of these perquisites are applicable to all of our NEOs. For 2010, Mr. Carmilani received a housing allowance of $206,400, Ms. Dillard received a housing allowance of $126,000, Mr. Dupont received a housing allowance of $144,000 and Mr. Knight received a housing allowance of $72,000. We own and lease the fractional use of aircraft. The incremental cost of the personal use of these aircraft is based on the variable operating costs to us, including fuel costs, mileage, trip-related maintenance, federal excise tax, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease and ownership costs and the cost of maintenance not related to trips, are excluded. During 2010, Mr. Carmilani used the aircraft on six occasions for personal use, the incremental cost of which was $50,999 to the Company. The Company does not provide tax “gross-ups” for personal use of the Company’s aircraft. The incremental costs of such uses are included in the aggregate amount of perquisites he received in 2010. For more information on personal benefits and perquisites, please see “— Compensation Discussion and Analysis — Perquisites.”

(c)	Consists of (i) gross-up payments to our NEOs residing in Bermuda who are U.S. taxpayers of additional tax obligations incurred in 2010 as a result of the Tax Act as follows: Mr. Carmilani $93,978, Ms. Dillard $37,824 and Mr. Dupont $55,980; and (ii) payments for a portion of the Bermuda payroll tax as follows: Mr. Carmilani $36,688, Ms. Dillard $25,811 and Mr. Dupont $24,276. This portion of the Bermuda payroll tax is paid to all Bermuda-based employees and not just to our NEOs. The gross-up payments are estimates based on advice from an independent tax advisor and our current understanding of the Tax Act. Accordingly, the “gross-up” amounts provided above are subject to revision. Mr. Knight’s “gross-up” payment was for additional tax obligations incurred in 2010 as a result of his housing allowance. For more information on personal benefits and perquisites, please see “— Compensation Discussion and Analysis — Perquisites.”

(d)	Mr. Sennott received a $1,411,002 cash payment from his participation in the Darwin LTIP. For more information on this payment and the terms of the Darwin LTIP, please see “— Compensation Discussion and Analysis — Cash Compensation— Annual Cash Bonus — Other Compensation.”

(6)	In accordance with SEC requirements, compensation information is being provided for Mr. Sennott only for the years for which he was an NEO. Mr. Sennott joined us in October 2008 following our acquisition of Darwin.

Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards made to our NEOs in fiscal year 2010.

								All		All
								Other		Other		Grant
								Stock		Option	Exercise	Date Fair
								Awards:		Awards:	or Base	Value of
								Number of		Number of	Price of	Stock
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Shares of		Securities	Option	and
	Grant	Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or		Underlying	Awards	Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)	($/Sh)	Awards

Scott A. Carmilani		$485,000	$970,000	—	—	—	—			—	—	—
	2/22/2010	—	—	—	59,500	119,000	178,500	—		—	—	$5,479,950
	2/22/2010	—	—	—	—	—	—	13,000	(3)	—	—	$598,650
Joan H. Dillard		$227,500	$455,000	—	—	—	—	—		—	—	—
	2/22/2010	—	—	—	10,000	20,000	30,000	—		—	—	$921,000
	2/22/2010	—	—	—	—	—	—	6,600	(3)	—	—	$303,930
Wesley D. Dupont		$184,500	$369,000	—	—	—	—	—		—	—	—
	2/22/2010	—	—	—	8,500	17,000	25,500	—		—	—	$782,850
	2/22/2010	—	—	—	—	—	—	3,500	(3)	—	—	$161,175
W. Gordon Knight		$275,000	$550,000	—	—	—	—	—		—	—	—
	2/22/2010	—	—	—	11,000	22,000	33,000	—		—	—	$1,013,100
	2/22/2010	—	—	—	—	—	—	8,800	(3)	—	—	$405,240
John L. Sennott, Jr.		$138,750	$277,500	—	—	—	—	—		—	—	—
	2/22/2010	—	—	—	6,500	13,000	19,500	—		—	—	$598,650
	2/22/2010	—	—	—	—	—	—	3,750	(3)	—	—	$172,688

(1)	The Company’s 2010 cash bonus plan provided for funding of the pool based on target EBIT and other comprehensive income goals. The NEOs are eligible for annual cash bonuses as a percentage of their base salaries. For more information on the target EBIT goals and percentages, see “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.”

The amounts provided in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns above assume that the same percentage of funding of the annual cash bonus pool will be applied to each NEO.

Threshold. The amounts provided in the applicable “threshold” column above assume that the annual cash bonus pool will be 50% funded and that each NEO will receive 50% of the target cash bonus that he or she is eligible to receive. Accordingly, we have reduced by 50% the amount each NEO would be eligible to receive based on his or her target bonus as a percentage of base salary, as reflected below in the “adjusted bonus” column below.

	Bonus Target as a	Adjusted Bonus Target as
	Percentage of	a Percentage
Name	Base Salary	of Base Salary

Scott A. Carmilani	100%	50.0%
Joan H. Dillard	100%	50.0%
Wesley D. Dupont	100%	50.0%
W. Gordon Knight	100%	50.0%
John L. Sennott, Jr.	75%	37.5%

The amounts provided in the applicable “threshold” column above indicate the dollar amount calculated by multiplying the “adjusted bonus target as a percentage of base salary” (as set forth in the table in this footnote) by the NEO’s base salary.

Target. The amounts provided in the applicable “target” column above assume that the annual cash bonus pool will be 100% funded and that each NEO will receive the full amount of the cash bonus that he or she is eligible to receive. The dollar amount for each NEO is calculated by multiplying the “bonus target as a percentage of base salary” (as set forth in the table in this footnote) by the NEO’s base salary.

Maximum. If we achieve or exceed the “maximum” threshold, the annual cash bonus plan may be 150% funded. However, individual bonuses under the annual cash bonus plan are not capped or subject to any maximums, so long as the aggregate amount of the bonus pool is not exceeded. Accordingly, no information appears in the applicable column above.

(2)	Amounts disclosed in these columns represents a target award of RSUs granted under the Stock Incentive Plan, 60% of which is eligible to settle in Common Shares and 40% of which is eligible to settle in cash. The vesting of these performance-based awards is currently based on “average per annum adjusted book value” growth and “total shareholder return”, as described in greater detail in “— Compensation Discussion and Analysis — Equity-Based Compensation — Performance-Based Awards.”

The vested share amounts disclosed in the applicable columns of the “Estimated Future Payouts Under Equity Incentive Plan Awards” assumes as follows: for the “threshold” column, an average per annum growth in adjusted book value of 9% and a total shareholder return in the 25th percentile of the Index; for the “target” column, an average per annum growth in adjusted book value of 12% and a total shareholder return in the 50th percentile of the Index; and for the “maximum” column, an average per annum growth in adjusted book value of 15% and a total shareholder return in the 75th percentile of the Index. The performance-based awards had a grant date fair value equal to the closing price of the Common Shares on February 22, 2010 ($46.05). In calculating the grant date value, it was assumed that the performance target regarding such awards will be attained.

(3)	Represents each NEO’s annual grant of RSUs on February 22, 2010 pursuant to the Company’s Stock Incentive Plan. In accordance with FASB ASC Topic 718, the grant date fair value included in the table reflects the closing price of the Common Shares on such date ($46.05) multiplied by the number of RSUs granted to the NEO. Of the aggregate amount of such RSUs, 60% will settle in Common Shares and 40% will settle in cash equal to the fair market value of the Common Shares on the applicable vesting date. For more information on these grants, please see “— Compensation Discussion and Analysis — Equity-Based Compensation — Time-Vested RSU Awards.”

Narrative Disclosure Regarding Equity Plans and Employment Agreements

Stock Option Plan

We maintain the Stock Option Plan, under which up to 4,000,000 Common Shares may be issued, subject to adjustment as described below. Of that amount, 1,810,557 Common Shares remained available for issuance as of December 31, 2010. During 2010, the Company granted stock options to purchase 311,610 Common Shares under the Stock Option Plan. These stock options are exercisable in certain limited conditions, expire after ten years and generally vest pro rata over four years from the date of grant. Awards may be made to any of our directors, officers, employees (including prospective employees), consultants and other individuals who perform services for us, as determined by the Compensation Committee in its discretion. The Compensation Committee may grant non-qualified stock options to purchase Common Shares (at the price set forth in the award agreement, but in no event less than 100% of the fair market value of the Common Shares on the date of grant) subject to the terms and conditions as it may determine. While the Board retains the right to terminate the Stock Option Plan at any time, in any case the Stock Option Plan will terminate on May 8, 2018.

The shares subject to the Stock Option Plan are authorized but unissued Common Shares. If any award is forfeited or is otherwise terminated or canceled without the delivery of Common Shares, then such shares will again become available under the Stock Option Plan. Our Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares covered by each outstanding award and the number of Common Shares issuable under the Stock Option Plan as it deems appropriate for any increase or decrease in the number of issued Common Shares resulting from a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, combination, exchange or any other event that the Compensation Committee determines affects our capitalization, other than regular cash dividends. In the event of a merger, amalgamation or consolidation, the sale of a majority of the Company’s securities or the reorganization or liquidation of the Company, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of options prior to such an event or the cancellation of options in exchange for a payment based on the per-share consideration being paid in connection with the event.

Stock Incentive Plan

We maintain the Stock Incentive Plan, under which up to 2,000,000 Common Shares may be issued, subject to adjustment as described below. Of that amount, 443,644 Common Shares remained available for issuance as of December 31, 2010. During 2010, the Company granted 41,197 time-vested RSUs and 279,900 performance-based awards under the Stock Incentive Plan that settle in Common Shares. The Stock Incentive Plan provides for awards of restricted stock, RSUs, dividend equivalent rights and other equity-based or equity-related awards. We will not grant stock options pursuant to the plan. Awards under the Stock Incentive Plan may be made to any of our directors, officers, employees (including prospective employees), consultants and other individuals who perform services for us, as determined by the Compensation Committee in its discretion. Only RSUs have been granted under the Stock Incentive Plan and these RSUs generally vest in the fourth or fifth year from the original grant date, or pro rata over four years from the date of grant; however, in 2010, the Company granted cash-settled RSUs that vest over a three-year period based on the achievement of certain performance conditions in the same manner as LTIP awards. Performance conditions are selected by the Compensation Committee or the Board prior to the commencement of an applicable performance period from a list of permissible financial metrics, including (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders. Awards are expressed as a target amount representing the number of shares to be issued upon 100% achievement of applicable performance conditions, with the actual number of shares (or cash equivalent) delivered ranging from 0% to between 50% and 150% of the target amount based on the level of actual achievement of applicable performance conditions. For additional information regarding RSUs granted under the

Stock Incentive Plan, see “— Compensation Discussion and Analysis — Equity-Based Compensation.” While the Board retains the right to terminate the Stock Incentive Plan at any time, the plan will automatically terminate on May 8, 2018.

The shares subject to the Stock Incentive Plan may be either authorized but unissued Common Shares or Common Shares previously issued and reacquired by the Company. If any award expires, terminates or otherwise lapses, in whole or in part, any Common Shares subject to such award will again become available for issuance under the Stock Incentive Plan. Our Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares covered by each outstanding award and the number of Common Shares issuable under the Stock Incentive Plan as it deems appropriate to preserve the intended benefits or intended potential benefits for any increase or decrease in the number of issued Common Shares resulting from a stock split, stock dividend, combination or exchange of the Common Shares, merger, amalgamation, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or Common Shares. In the event of a merger, amalgamation or consolidation, the sale of a majority of the Company’s securities or the reorganization or liquidation of the Company, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of awards prior to such an event or the cancellation of awards in exchange for a payment based on the per-share consideration being paid in connection with the event.

Long-Term Incentive Plan

We maintain the LTIP, under which up to 2,000,000 Common Shares may be issued pursuant to the terms of the plan, subject to adjustment as described below. Of that amount, no Common Shares remained available for issuance as of December 31, 2010. Participation in the LTIP is limited to employees who are selected by the Compensation Committee. During 2010, the Company did not grant awards under the LTIP. See “— Compensation Discussion and Analysis — Equity-Based Compensation” for more information about the performance-based awards made under the LTIP.

The LTIP provides for grants of long-term incentive awards that are earned based upon the achievement of applicable performance conditions over a three consecutive fiscal-year period. Performance conditions are selected by the Compensation Committee or the Board prior to the commencement of an applicable performance period from a list of permissible financial metrics, including (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders. Awards are expressed as a target amount representing the number of shares to be issued upon 100% achievement of applicable performance conditions, with the actual number of shares delivered ranging from 0% to between 50% and 150% of the target amount based on the level of actual achievement of applicable performance conditions.

The shares subject to the LTIP shall be authorized but unissued Common Shares. If any award expires or is canceled, forfeited or otherwise terminated, any Common Shares subject to such award will again become available for issuance under the LTIP. The Compensation Committee has the authority to adjust the terms of any outstanding awards, the number of Common Shares or cash covered by each outstanding award and the number of Common Shares or cash issuable under the LTIP as it deems appropriate for any increase or decrease in the number of issued Common Shares or in the capital structure of the Company resulting from a stock dividend, stock split, reverse stick split, recapitalization, reorganization, merger, consolidation, combination or exchange or any other event that the Compensation Committee determine affects our capitalization, other than the regular cash dividends.

2008 Employee Share Purchase Plan

On February 28, 2008, the Board adopted the 2008 Employee Share Purchase Plan (“ESPP”), which was approved by our shareholders on May 8, 2008. The purposes of the ESPP are to provide our employees with an opportunity to purchase Common Shares, help such employees to provide for their future security and encourage such employees to remain in the employment of the Company and its subsidiaries. The ESPP is designed to qualify as an “employee share purchase plan” under Section 423 of the Code. A total of 1,000,000 Common Shares are reserved for issuance under the plan. Of that amount, 942,001 Common Shares remained available for issuance as of December 31, 2010. The ESPP provides for consecutive six-month offering periods (or other periods of not more than 27 months as determined by the Compensation Committee) under which participating employees can elect to have between 1% and 10% of their base salary withheld and applied to the purchase of Common Shares at the end of the period. Unless otherwise determined by the Compensation Committee before an offering period, the purchase price will be 85% of the fair market value of the Common Shares at the end of the offering period. Applicable Code limitations specify, in general, that a participant’s right to purchase shares under the plan cannot accumulate at a rate in excess of $25,000 (based on the value at the beginning of the applicable offering periods) per calendar year.

Equity Compensation Plan Information

The following table presents information concerning our equity compensation plans as of December 31, 2010.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	Reflected in the First Column)

Equity compensation plans approved by Shareholders	1,272,739	$38.77	3,196,202	(2)
Equity compensation plans not approved by Shareholders(3)	—	—	0

Total	1,272,739	$38.77	3,196,202

(1)	Represents stock options granted under the Stock Option Plan, which have a weighted average remaining contractual life of 6.8 years.

(2)	Includes 1,810,557 Common Shares available for issuance pursuant to stock options granted under the Stock Option Plan, 443,644 Common Shares available for issuance pursuant to RSUs awarded under the Stock Incentive Plan and 942,001 Common Shares available for purchase under the ESPP.

(3)	Represents Common Shares available for issuance under the LTIP.

Employment Agreements

Effective as of October 1, 2008, we entered into amended and restated employment agreements with Messrs. Carmilani and Dupont and Ms. Dillard and one of our U.S. subsidiaries entered into an amended and restated employment agreement with Mr. Knight. Effective as of November 5, 2009, we entered into an amended and restated employment agreement with Mr. Sennott. Each employment agreement provides for base salary, discretionary annual cash bonuses and reimbursement for business expenses. The employment agreements for Messrs. Carmilani and Dupont and Ms. Dillard, the NEOs who worked and resided in Bermuda in 2010, also provide for perquisites, as discussed above under “— Compensation Discussion and Analysis — Perquisites,” that are standard in the compensation packages of executives among Bermuda insurance and reinsurance companies but which are for the most part not offered to executives resident outside of Bermuda.

Each NEO is subject to a non-interference covenant under his or her employment agreement during the term of employment and ending on the 12-month anniversary (for Mr. Sennott) or the 24-month anniversary (for the other NEOs) following any termination of employment. Generally, the non-interference covenant prevents the NEO from soliciting or hiring our employees or other service providers, from inducing any of our customers or other third parties with whom we have a relationship to reduce or cease its business with us or from otherwise interfering with our business relationships. During the term of employment and ending following the Non-Compete Period (as defined below), the NEO is subject to a non-competition covenant. Generally, the non-competition covenant prevents the NEO from engaging in activities that compete with our business in certain jurisdictions. Each employment agreement also contains standard confidentiality and assignment of inventions provisions. In addition, each employment agreement provides that we shall generally indemnify the NEO to the fullest extent permitted, except in certain limited circumstances.

The “Non-Compete Period” means the period commencing on the date of the employment agreement and (i) in the case of the NEO’s termination of employment by us with cause, ending on the date of such termination; (ii) in the case of a NEO’s termination of employment by us without cause or by the NEO for good reason, ending on the 12-month anniversary (for Mr. Sennott) or the 24-month anniversary (for the other NEOs); and (iii) in the case of a NEO’s termination of employment by the NEO without good reason or as a result of a disability, ending on the date of such termination; provided, however, in the case of clause (iii) above, we may elect to extend the Non-Compete Period up to an additional 12 months following the date of such termination, during which period we will be required to continue to pay the NEO his or her base salary and provide coverage under our company’s health and insurance plans (or the equivalent of such coverage).

Each employment agreement terminates upon the earliest to occur of (i) the NEO’s death, (ii) a termination by reason of a disability, (iii) a termination by us with or without cause and (iv) a termination by the NEO with or without good reason. Upon termination of the NEO’s employment for any reason, except as may otherwise be requested by us in writing and agreed upon in writing by the NEO, the NEO will resign from any and all directorships, committee memberships or any other positions the NEO holds with the Company or any of its subsidiaries. The NEOs are entitled to cash payments and accelerated vesting of equity awards based on the reason for his or her termination of employment. If an NEO is terminated by us with cause or if he or she leaves without good reason, the NEO will only be entitled to reimbursement of prior accrued obligations (i.e., legitimate business expenses). The amounts to which an NEO would be entitled under various other termination scenarios is set forth in the “Potential Payments Upon a Termination or Change in Control” table further on in this Proxy Statement as well as the footnotes thereto. We may require the NEO to execute a general release prior to payment of any amount or provision of any benefit as a result of termination of employment by us without cause or by the NEO for good reason. In addition, upon the occurrence of a change in control, all equity-based awards received by the NEO will fully vest immediately prior to such change in control.

During 2011 the Company anticipates moving from the evergreen employment agreements it currently has with its executive officers to employment agreements with a three-year term.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying awards for each NEO as of December 31, 2010.

	Option Awards				Stock Awards
								Equity Incentive		Equity Incentive Plan
	Number of	Number of					Market Value	Plan Awards:		Awards: Market or
	Securities	Securities			Number of		of Shares	Number of		Payout Value of
	Underlying	Underlying			Shares or		or Units of	Unearned Shares,		Unearned Shares,
	Unexercised	Unexercised	Option	Option	Units of Stock		Stock That Have	Units, or Other		Units, or Other
	Options (#)	Options (#)	Exercise	Expiration	That Have		Not Vested	Rights That Have		Rights That Have
Name	Exercisable	Unexercisable	Price(1)($)	Date	Not Vested (#)		($)(8)	Not Vested (#)		Not Vested ($)(8)

Scott A. Carmilani	1,667	—	$24.27	11/21/2011	25,000	(2)	$1,486,000	86,666	(9)	$5,151,427
	13,333	—	$23.61	01/02/2013	3,000	(3)	$178,320	138,768	(10)	$8,248,370
	13,333	—	$29.52	12/31/2013	8,334	(4)	$495,373	119,000	(11)	$7,073,360
	20,000	—	$32.70	01/03/2015	7,500	(5)	$445,800	—		—
	—	—	—	—	13,000	(6)	$772,720	—		—
Joan H. Dillard	33,333	—	$28.32	12/01/2015	10,000	(2)	$594,400	30,000	(10)	$1,783,200
	—	—	—	—	1,250	(3)	$74,300	20,000	(11)	$1,188,800
	—	—	—	—	2,500	(4)	$148,600	—		—
	—	—	—	—	3,750	(5)	$222,900	—		—
	—	—	—	—	6,600	(6)	$392,304	—		—
Wesley D. Dupont	25,000	—	$28.32	12/01/2015	15,000	(2)	$891,600	21,000	(10)	$1,248,240
	—	—	—	—	750	(3)	$44,580	17,000	(11)	$1,010,480
	—	—	—	—	2,000	(4)	$118,880	—		—
	—	—	—	—	3,000	(5)	$178,320	—		—
	—	—	—	—	3,500	(6)	$208,040	—		—
W. Gordon Knight	8,250	8,250	$43.27	02/28/2018	5,000	(4)	$297,200	30,000	(10)	$1,783,200
	—	—	—	—	3,750	(5)	$222,900	22,000	(11)	$1,307,680
	—	—	—	—	8,800	(6)	$523,072
John L. Sennott, Jr.	—	—	—	—	10,000	(7)	$594,400	15,000	(10)	$891,600
	—	—	—	—	2,250	(5)	$133,740	13,000	(11)	$772,720
	—	—	—	—	3,750	(6)	$222,900	—		—

(1)	All of the stock options listed in the table above have fully vested, except for those stock options with an exercise price of $43.27 that vest pro rata on February 28, 2011 and 2012.

(2)	These RSUs vest on July 11, 2011.

(3)	These RSUs vest on February 28, 2011.

(4)	These RSUs vest pro-rata on February 28, 2011 and 2012.

(5)	These RSUs vest pro rata on February 26, 2011, 2012 and 2013.

(6)	These RSUs vest pro-rata on February 22, 2011, 2012, 2013 and 2014.

(7)	These RSUs vest as follows: 50% on October 20, 2012 and 50% on October 20, 2013.

(8)	Assumes a price of $59.44 per Common Share, the closing price as of December 31, 2010.

(9)	The vesting schedule for these performance-based equity awards is as follows: 50% are eligible to vest after December 31, 2011 and 50% are eligible to vest after December 31, 2012. These LTIP awards vest upon the achievement of established performance criteria during the applicable four- and five-year periods. The share amounts reflected in the table above represent the maximum performance goals.

(10)	These performance-based equity awards are not eligible to vest until after December 31, 2011. These awards vest upon the achievement of established performance criteria during an applicable three-year period. The amounts reflected in the table above represent the maximum performance goals. For additional information regarding these performance-based awards, see “— Compensation Discussion and Analysis — Equity-Based Compensation.”

(11)	These performance-based equity awards are not eligible to vest until after December 31, 2012. These awards vest upon the achievement of established performance criteria during an applicable three-year period. The amounts reflected in the table above represent the target performance goals. For additional information regarding these performance-based awards, see “— Compensation Discussion and Analysis — Equity-Based Compensation.”

Option Exercises and Stock Vested

The following table summarizes information underlying each exercise of stock options, vesting of RSUs or vesting of LTIP awards for each NEO in 2010.

	Option Awards			Stock Awards
	Number of Shares	Value		Number of Shares	Value
	Acquired on	Realized on		Acquired on	Realized on
Name	Exercise (#)	Exercise ($)		Vesting (#)	Vesting ($)

Scott A. Carmilani	20,000	$576,294	(1)	1,250	$57,625	(5)
	10,000	$308,625	(2)	1,250	$57,669	(6)
	10,000	$333,698	(3)	7,167	$330,399	(7)
	10,000	$355,993	(4)	25,000	$1,200,000	(8)
	—	—		176,063	$10,465,185	(9)
Joan H. Dillard	—	—		625	$28,813	(5)
	—	—		625	$28,835	(6)
	—	—		10,000	$480,000	(8)
	—	—		37,500	$2,229,000	(9)
	—	—		2,500	$115,250	(7)
Wesley D. Dupont	—	—		500	$23,050	(5)
	—	—		500	$23,068	(6)
	—	—		1,750	$80,675	(7)
	—	—		15,000	$720,000	(8)
	—	—		24,000	$1,426,560	(9)
W. Gordon Knight	—	—		625	$28,813	(5)
	—	—		625	$28,835	(6)
	—	—		2,500	$115,250	(7)
	—	—		30,000	$1,783,200	(9)
John L. Sennott, Jr.	—	—		375	$17,288	(5)
	—	—		375	$17,301	(6)

(1)	Calculated as the difference between (i) $53.0847 (the weighted average sale price per share on September 10, 2010, the date of exercise and sale) and (ii) the exercise price of $24.27, multiplied by the number of stock options exercised.

(2)	Calculated as the difference between (i) $55.13251 (the weighted average sale price per share on October 1, 2010, the date of exercise and sale) and (ii) the exercise price of $24.27, multiplied by the number of stock options exercised.

(3)	Calculated as the difference between (i) $57.6398 (the weighted average sale price per share on November 1, 2010, the date of exercise and sale) and (ii) the exercise price of $24.27, multiplied by the number of stock options exercised.

(4)	Calculated as the difference between (i) $59.8693 (the weighted average sale price per share on December 1, 2010, the date of exercise and sale) and (ii) the exercise price of $24.27, multiplied by the number of stock options exercised.

(5)	RSUs that settled in Common Shares. Assumes a price of $46.10 per Common Share, the closing price on February 26, 2010, the RSU vesting date.

(6)	RSUs that settled in cash. Assumes a price of $46.1354 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including February 26, 2010.

(7)	RSUs that settled in Common Shares. Assumes a price of $46.10 per Common Share, the closing price on February 26, 2010, the last trading day preceding the RSU vesting date of February 28, 2010, which was a Sunday.

(8)	RSUs that settled in Common Shares. Assumes a price of $48.00 per Common Share, the closing price on July 9, 2010, the last trading day prior to the RSU vesting date of July 11, 2010, which was a Sunday.

(9)	Assumes a price of $59.44 per Common Share, the closing price on December 31, 2010, the vesting date, and relates to LTIP awards granted to certain NEOs in 2008. These LTIP awards vested at 150% of target.

Non-Qualified Deferred Compensation

The following table summarizes information regarding each NEO’s participation in the SERP in 2010.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

Scott A. Carmilani	$—	$—	$25,661	$28,882	$358,552
Joan H. Dillard	$—	$—	$26,286	$119,857	$213,897
Wesley D. Dupont	$—	$—	$3,504	$11,952	$58,242
W. Gordon Knight	$26,442	$30,495	$25,482	$—	$213,171
John L. Sennott, Jr.	$—	$12,115	$932	$—	$21,865

(1)	Reflects amount of base salary deferred by the NEO under the SERP in 2010.

(2)	Reflects amounts contributed by us on behalf of the NEO. In 2010, Messrs. Carmilani and Dupont and Ms. Dillard received cash payments, which were subject to tax, instead of tax-deferred contributions under the SERP. Each of these officers was precluded from Company contributions under the SERP because they are subject to Section 457A of the Code. All amounts that we contributed on behalf of the NEO under the SERP, or cash payments to the NEO in lieu thereof, have also been reported in the Summary Compensation Table.

(3)	Represents capital gains and dividends on and earnings from the investments made in one or more mutual funds selected by the NEO, less any losses incurred from one or more selected mutual funds during 2010.

(4)	In November 2009, in response to changes in the tax treatment of deferred compensation earned by employees of certain offshore companies, including Bermuda-domiciled companies, we amended and restated the SERP to preclude future contributions thereunder by or on behalf of any employees who are subject to Section 457A of the Code. The amounts distributed to Messrs. Carmilani and Dupont and Ms. Dillard in the “Aggregate Withdrawals Distributions” column above represent company and/or employee contributions to the SERP during 2009 prior to such amendment.

Investment Alternatives Under the SERP.  Under the SERP, each NEO that is eligible to participate has the option to select a variety of mutual funds that are used to determine the additional amounts to be credited to his or her account. These mutual funds are the same as those offered under our 401(k) plan. Each NEO is permitted to change, on a monthly basis, his or her mutual fund choices in which individual and company contributions are to be invested.

Payouts and Withdrawals.  Subject to earlier payout required pursuant to Section 457A of the Code described above, each NEO may elect to receive at retirement amounts deferred and contributions credited to his or her account in either a lump sum or in annual installments over a period of up to ten years. For more information regarding the SERP, please see “— Compensation Discussion and Analysis — Retirement, Health and Welfare Benefits.”

Potential Payments Upon a Termination or Change in Control

The table below reflects the amount of compensation and benefits payable to each NEO in the event of (i) a termination by the NEO without good reason (a “voluntary termination”), (ii) a termination without cause or with good reason (“involuntary termination”) other than within 12 months of a change in control, (iii) an involuntary termination within 12 months of a change in control, (iv) a termination due to death and (v) a termination due to disability. The amounts shown assume that the applicable triggering event occurred on December 31, 2010, and therefore are estimates of the amounts that would be paid to the applicable NEO upon the occurrence of such triggering event, assuming a price of $59.44 per Common Share, the closing price as of December 31, 2010.

		Voluntary	Involuntary	Change in
Name	Type of Payment	Termination(1)	Termination(2)	Control(3)	Death(4)	Disability(5)

Scott A. Carmilani	Cash Severance:	$970,000	$4,830,000	$7,245,000	$1,445,000	$2,415,000
	Continued Benefits:	$27,712	$55,424	$83,136	$1,940,000	$27,712
	Equity Acceleration:	$—	$18,890,738	$19,427,777	$12,815,652	$12,815,652

	TOTAL:	$997,712	$23,776,162	$26,755,913	$16,200,652	$15,258,364

Joan H. Dillard	Cash Severance:	$455,000	$2,260,000	$3,390,000	$675,000	$1,130,000
	Continued Benefits:	$19,048	$38,096	$57,144	$910,000	$19,048
	Equity Acceleration:	$—	$3,548,060	$3,819,562	$2,924,722	$2,924,722

	TOTAL:	$474,048	$5,846,156	$7,266,706	$4,509,722	$4,073,770

Wesley D. Dupont	Cash Severance:	$369,000	$1,538,000	$2,307,000	$400,000	$769,000
	Continued Benefits:	$22,504	$45,008	$67,512	$738,000	$22,504
	Equity Acceleration:	$—	$3,127,080	$3,291,188	$2,530,574	$2,530,574

	TOTAL:	$391,504	$4,710,088	$5,665,700	$3,668,574	$3,322,078

W. Gordon Knight	Cash Severance:	$550,000	$2,750,000	$4,125,000	$825,000	$1,375,000
	Continued Benefits:	$24,341	$48,682	$73,023	$1,000,000	$24,341
	Equity Acceleration:	$—	$3,346,296	$3,683,420	$2,699,096	$2,699,096

	TOTAL:	$574,341	$6,144,978	$7,881,443	$4,524,096	$4,098,437

John L. Sennott, Jr.	Cash Severance:	$370,000	$670,000	$670,000	$300,000	$670,000
	Continued Benefits:	$23,860	$23,860	$23,860	$740,000	$23,860
	Equity Acceleration:	$—	$696,430	$2,323,736	$1,742,090	$1,742,090

	TOTAL:	$393,860	$1,390,290	$3,017,596	$2,782,090	$2,435,950

(1)	Under the employment agreements with each NEO, in the case of a voluntary termination, such NEO is entitled only to the prior accrued obligations. However, for purposes of precluding the NEO from joining an organization that competes with the Company, the Company may elect to extend a non-compete period for up to 12 months from the date of such voluntary termination. The amounts included in the voluntary termination column above under “Cash Severance” represent the NEO’s base salary as of December 31, 2010 (the amount to which the NEO would be entitled for the entire non-compete period) and the amounts included under “Continued Benefits” represent participation in the Company’s health and insurance plans, based on current health and insurance premiums for the NEO projected over the applicable period, and such amounts assume that the Company has elected to extend the non-compete period for the full 12 months. Please see “— Narrative

Disclosure Regarding Equity Plans and Employment Agreements — Employment Agreements” for more information on the employment agreements.

(2)	Under the employment agreement with each NEO (other than Mr. Sennott), upon an involuntary termination, such NEO is entitled to: (i) his or her current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years multiplied by two, (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for a period of two years from the date of such termination and (iii) vesting in the number of equity awards held by the NEO that otherwise would have vested during the two-year period from the date of such termination. Under his employment agreement, Mr. Sennott is entitled to (i) his current base salary for the one-year period from the date of such termination and the highest annual cash bonus paid or payable for the two immediately prior fiscal years, (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for the one-year period from the date of such termination and (iii) vesting in the number of equity awards held by the NEO that otherwise would have vested during the one-year period from the date of such termination.

The dollar value reflected under the Involuntary Termination column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 31, 2010; and (ii) that settle in cash vested as of December 31, 2010 and were paid to the NEO based on the fair market value of $59.98 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2010.

(3)	Under the employment agreement with each NEO, upon the occurrence of a change in control of the Company, all equity awards held by the NEO shall fully vest immediately prior to such change in control. If within 12 months of a change in control the NEO (other than Mr. Sennott) undergoes an involuntary termination, such NEO is entitled to: (i) his or her current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years multiplied by three and (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for a period of three years from the date of such termination. Under his employment agreement, if Mr. Sennott underwent an involuntary termination following a change in control he would be entitled to the same benefits reflected under the Involuntary Termination column above for “Cash Severance” and “Continued Benefits”. The dollar value reflected under the Change in Control column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 31, 2010; and (ii) that settle in cash vested as of December 31, 2010 and were paid to the NEO based on the fair market value of $59.98 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2010.

(4)	The amounts included under the Death column above for “Cash Severance” represent the highest cash bonus paid or payable for the two immediately prior fiscal years to which the NEO would be entitled under his or her employment agreement and which would be received by the NEO’s estate or beneficiary. Under the employment agreements, upon the NEO’s death, the NEO’s estate or beneficiary is also entitled to receive a pro rata annual bonus for that portion of the year that the NEO worked.

Under the employment agreements, as of the date of the NEO’s death, his or her estate or beneficiaries would also be entitled to the number of equity awards held by the NEO that otherwise would have vested during the one-year period following such date. In addition, the Stock Option Plan and the Stock Incentive Plan provide for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his or her death. Performance-based awards vest on a proportional basis depending on the date of death in relation to the three-year performance period. If the NEO were to die in the first year of the three-year performance period, the NEO would be entitled to 25% of the award; in the second year of the three-year performance period, the NEO would be entitled to 50% of the award; and in the third year of the three-year performance period, the NEO would be entitled to 75% of the award. The dollar value reflected under the Death column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested, were exercised and sold as of December 31, 2010; and (ii) that settle in cash vested as of December 31, 2010 and were paid to the NEO based on the fair market value of $59.98 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2010.

In addition, each employee has life insurance paid by the Company or its subsidiaries for the employee’s benefit (or the benefit of his or her estate or beneficiaries). Assuming the death of each NEO as of December 31, 2010, the estate or beneficiaries of such NEO would be entitled to the amounts reflected in the Death column above for “Continued Benefits” for our NEOs.

(5)	Under the employment agreement with each NEO, in the case of a termination of employment as a result of the NEO’s disability, the NEO is entitled to: (i) his or her highest annual cash bonus paid or payable for the two immediately prior fiscal years and (ii) the number of equity awards held by the NEO that otherwise would have vested during the one-year period following the date of disability. For purposes of precluding the NEO from joining an organization that competes with the Company, the Company may elect to extend a non-compete period for up to 12 months from the date the NEO’s employment is terminated as a result of a disability. The amounts included in the disability column above under “Cash Severance” represent the NEO’s current base salary and the highest annual cash bonus paid or payable for the two immediately prior fiscal years and “Continued Benefits” represent participation in the Company’s health and insurance plans (or the economic equivalent of such participation) and assumes that the Company has elected to extend the Non-Compete Period for the full 12 months. The Company pays on behalf of our employees, including the NEOs, short-term and long-term disability insurance. Under this insurance, if the NEO (other than Messrs. Knight and Sennott) is considered disabled, he or she will be entitled to 100% of his or her base salary for the first 90 days after a disability and thereafter he or she will be entitled to 75% of his or her base salary up to a maximum of $20,000 per month until the age of 65. Messrs. Knight and Sennott will be entitled to $2,500 per week for the first 26 weeks after a disability and thereafter he will be entitled to $15,000 per month until the age of 65.

The Stock Option Plan and the Stock Incentive Plan provide for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his or her disability. Performance-based awards vest on a proportional basis depending on the date of disability in relation to the three-year performance period. If the NEO were to be disabled in the first year of the three-year performance period, the NEO would be entitled to 25% of the award; in the second year of the three-year performance period, the NEO would be entitled to 50% of the award; and in the third year of the three-year performance period, the NEO would be entitled to 75% of the award. The dollar value reflected under the Disability column above for “Equity Acceleration” assumes all equity awards (i) that settle in Common Shares vested at the applicable levels described above, were exercised and sold as of December 31, 2010; and (ii) that settle in cash vested at the applicable levels described above as of December 31, 2010 and were paid to the NEO based on the fair market value of $59.98 per Common Share, which is the daily volume-weighted average sales price of a Common Share for the five consecutive trading days up to and including December 31, 2010.

Under the employment agreements, if the NEO is terminated for cause, he or she is entitled only to the prior accrued obligations. Under the employment agreements, the NEO is subject to certain restrictive covenants, including non-compete, non-interference, confidentiality and assignment of inventions provisions. In the case where the NEO is terminated by the Company without cause or by the NEO with good reason, should the NEO breach these restrictive covenants, the payments and benefits described above would cease immediately.

Under the RSU Award Agreement to the Stock Incentive Plan, each employee agrees that the Company may terminate the NEO’s right to any RSU he or she holds (whether or not vested) upon the occurrence of: (i) any event that constitutes cause, (ii) the NEO’s violating the non-solicitation provision set forth in the RSU Award Agreement or (iii) the NEOs’ interfering with a relationship between the Company and one of its clients.

Under the Stock Option Plan, a participant retiring after attaining the age of 65 is entitled to accelerated vesting of all stock options held by him or her. Under the Stock Incentive Plan, upon a participant attaining the age of 65, the service-based vesting component is waived, and a portion of the RSUs awarded will be settled on an accelerated basis to cover any tax obligations of the participant pursuant to Section 457A of the Code. The remaining portion of the RSUs awarded will vest according to the schedule established on the date of grant. Under the employment agreements, there are no additional compensation provisions for retirement. None of our NEOs was 65 as of December 31, 2010. Accordingly, if any of our NEOs had retired as of such date, he or she would not have been entitled to the acceleration or continued vesting of equity awards or any additional compensation.

In addition to the payments and benefits described above, upon the NEO’s retirement at or after age 65, termination of employment (other than with cause), change in control or death or disability of the NEO, the NEO (or his or her estate or beneficiaries) would be entitled to the distribution of the vested contributions we made to the SERP on his or her behalf. The NEO would also be entitled to receive his or her own contributions to the SERP.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers has a relationship with us or any other company that the SEC defines as a compensation committee interlock or insider participation that should be disclosed to shareholders. Our Compensation Committee is comprised solely of independent directors.

Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically incorporates this report by reference therein.

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Patrick de Saint-Aignan (Chairperson)
Barbara T. Alexander
Bart Friedman
Scott Hunter
Samuel J. Weinhoff

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee is comprised of Ms. Barbara T. Alexander (Co-Chair) and Messrs. Scott Hunter (Co-Chair), James F. Duffy, Patrick de Saint-Aignan and Samuel J. Weinhoff, each of whom has been determined by the Board to be “independent” under the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and Rule 10A-3 promulgated under the Exchange Act. The Board adopted an Audit Committee Charter, which is available on our website at www.awac.com under “Investor Relations — Corporate Information — Governance Documents”.

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and policies, and its internal controls and procedures. The independent auditors are responsible for auditing the Company’s financial statements, reviewing the Company’s quarterly financial statements, annually auditing management’s assessment of the effectiveness of internal controls over financial reporting and other procedures. Members of the Audit Committee are entitled to rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. The independent auditors have access to the Audit Committee to discuss any matters they deem appropriate.

As set forth in the Audit Committee Charter, in the performance of its oversight function, the Audit Committee reviews and discusses the Company’s audited financial statements with management and the independent auditors. The Audit Committee also discusses with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee receives the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, considers whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence and discusses with the auditors the auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 that was filed with the SEC.

Barbara T. Alexander (Co-Chair)
Scott Hunter (Co-Chair)
James F. Duffy
Patrick de Saint-Aignan
Samuel J. Weinhoff

SHAREHOLDER COMMUNICATION

Shareholders and other interested parties may communicate directly with the Board by sending a written notice to the Company’s General Counsel at the executive offices of the Company. The notice may specify whether the communication is directed to the entire Board, to a committee of the Board, to the non-management directors, to the Lead Independent Director or to any other director. Except as provided below, if any written communication is received by the Company and addressed to the persons listed above (or addressed to the General Counsel of the Company with a request to be forwarded to the persons listed above), the General Counsel of the Company shall be responsible for promptly forwarding the correspondence to the appropriate persons. Obvious marketing materials or other general solicitations will not be forwarded. Directors will generally respond in writing, or cause the Company to respond, to bona fide shareholder and other interested party communications that express legitimate concerns or questions about us.

The Board does not have a formal policy regarding the attendance of directors at meetings of shareholders; however, it encourages all directors to attend the Annual Shareholder Meeting. All of the Company’s directors attended the Annual Shareholder Meeting in 2010.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL SHAREHOLDER MEETING

Submission of an Additional Item for the Proxy Statement Related to the 2012 Annual Shareholder Meeting

If you wish to submit a proposal to be considered for inclusion in the proxy materials for the 2012 Annual Shareholder Meeting or propose a nominee for the Board, please send such proposal to the Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6430 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. Under the rules of the SEC, proposals must be received by no later than November 16, 2011 to be eligible for inclusion in the proxy statement and form of proxy for the 2012 Annual Shareholder Meeting.

Under Swiss law, one or more shareholders of record owning registered Common Shares with an aggregate par value of CHF 1 million or more can request that an item be put on the agenda of a shareholders meeting. The request must be made at least 60 days prior to the shareholders meeting and sent to the Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6430 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. However, any such requests received after November 16, 2011 may not be eligible for inclusion in the Company’s proxy statement and form of proxy for the 2012 Annual Shareholder Meeting.

Submission of an Additional Item for the Agenda at an Annual Shareholder Meeting

Under Swiss law, one or more shareholders of record owning registered Common Shares with an aggregate par value of CHF 1 million or more can request that an item be put on the agenda of a shareholders meeting. If a shareholder wishes to submit a proposal to the 2012 Annual Shareholder Meeting without including such proposal in the proxy statement for that meeting, that proposal must be made at least 60 days prior to the shareholders meeting and sent to the Corporate Secretary, attention: Wesley D. Dupont, at Allied World Assurance Company Holdings, AG, Lindenstrasse 8, 6430 Baar, Zug, Switzerland, or via e-mail at secretary@awac.com. In that case, the proxies solicited by the Board will confer discretionary authority on the persons named in the accompanying form of proxy to vote on that proposal as they see fit.

OTHER MATTERS

Your Board does not know of any matters that may be presented at the Annual Shareholder Meeting other than those specifically set forth in the Notice of Annual Shareholder Meeting attached hereto. If matters other than those set forth in the Notice of Annual Shareholder Meeting come before the meeting, the persons named in the accompanying form of proxy and acting thereunder will vote in their discretion with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and shareholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website under the “SEC Filings” link under “Investor Relations”.

Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and shareholders were complied with during the fiscal year 2010, except for one late Form 4 filing by Ms. Dillard.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Shareholder Meeting to be held on Thursday, May 5, 2011. The Proxy Statement and Annual Report are available at http://www.awac.com/proxy.aspx.

For the date, time and location of the Annual Shareholder Meeting, please see “General Meeting Information.” For information on how to attend and vote in person at the Annual Shareholder Meeting, an identification of the matters to be voted upon at the Annual Shareholder Meeting and the Board’s recommendations regarding those matters, please also refer to “General Meeting Information.”

ANNUAL ORDINARY GENERAL MEETING OF SHAREHOLDERS
OF
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
2:00 p.m. (Swiss Local Time)
MAY 5, 2011
LINDENSTRASSE 8
6340 BAAR, ZUG, SWITZERLAND
PROXY
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
Meeting Details
     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S ANNUAL ORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2011 (THE “ANNUAL SHAREHOLDER MEETING”) AT 2:00 P.M. (SWISS LOCAL TIME) AT LINDENSTRASSE 8, 6340 BAAR, ZUG, SWITZERLAND.
OPTIONAL INDEPENDENT PROXY FOR REGISTERED SHAREHOLDERS
     The undersigned shareholder of the Company hereby acknowledges receipt of the Notice of Annual Shareholder Meeting and Proxy Statement, each dated March [     ], 2011, and hereby appoints Mr. Hans-Jakob Diem, as Independent Proxy, with the power to appoint his substitute, and authorizes him to represent and vote as designated herein, all of the voting registered shares, par value CHF15.00 per share, of the Company (“Common Shares”) held of record on March 9, 2011 by the undersigned shareholder of the Company at the Annual Shareholder Meeting with respect to the matters listed on this Proxy. If a new agenda item or a new proposal for an existing agenda item is put forth before the Annual Shareholder Meeting and no specific instructions are given, the Independent Proxy will vote in accordance with the position of the Board of Directors.
     Return this proxy to Mr. Hans-Jakob Diem, Lenz & Staehelin, Bleicherweg 58, CH-8027, Zurich, Switzerland for arrival no later than 12:00 p.m. (Swiss local time), April 28, 2011. The method of delivery of this proxy is at your risk. Sufficient time should be allowed to ensure timely delivery.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY
(Continued, and to be marked, dated and signed as instructed on the other side)

PROXY FOR ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG ANNUAL SHAREHOLDER MEETING MAY 5, 2011	Please mark your votes like this	☒
THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

A	To elect the nominees listed as the Class I Directors of the Company to serve until the Company’s Annual Shareholder Meeting in 2014.

Nominees: (1) Mark R. Patterson, (2) Samuel J. Weinhoff

FOR	AGAINST	ABSTAIN
☐	☐	☐
B	To approve an advisory vote on the compensation of the Company’s named executive officers (the “Say-on-Pay” Vote).

FOR	AGAINST	ABSTAIN
☐	☐	☐
C	To approve an advisory vote on the frequency of the “Say-on-Pay” Vote.

ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
☐	☐	☐	☐
D	To approve the Company’s Annual Report and its consolidated financial statements and statutory financial statements for the year and period ended December 31, 2010, respectively.

FOR	AGAINST	ABSTAIN
☐	☐	☐
E	To approve the Company’s loss carry forward for the year ended December 31, 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐
F	To approve the payment of dividends to the Company’s shareholders in the form of a par value reduction.

FOR	AGAINST	ABSTAIN
☐	☐	☐

G	To approve the $122.5 million of remaining capacity under the Company’s share repurchase program.

FOR	AGAINST	ABSTAIN
☐	☐	☐
H	To elect Deloitte & Touche Ltd. as the Company’s independent auditor and Deloitte AG as the Company’s statutory auditor to serve until the Company’s Annual Shareholder Meeting in 2012.

FOR	AGAINST	ABSTAIN
☐	☐	☐
I	To elect PricewaterhouseCoopers AG as the Company’s special auditor to serve until the Company’s Annual Shareholder Meeting in 2012.

FOR	AGAINST	ABSTAIN
☐	☐	☐
J	To approve a discharge to the Company’s Board of Directors and executive officers from liabilities for their actions during the year ended December 31, 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE FOR EACH OF THE NOMINEES, A VOTE FOR EACH OF THE PROPOSALS HERETO (EXCEPT PROPOSAL C), AND FOR THREE YEARS WITH REGARD TO PROPOSAL C.
PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING ☐

	AS RECOMMENDED BY THE BOARD OF DIRECTORS	WITHHOLD AUTHORITY
If a new agenda item or items is put before the meeting.	☐	☐

If a new proposal for an existing agenda item is put before the meeting.	☐	☐
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Date	,	2011

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ANNUAL ORDINARY GENERAL MEETING OF SHAREHOLDERS
OF
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
2:00 p.m. (Swiss Local Time)
MAY 5, 2011
LINDENSTRASSE 8
6340 BAAR, ZUG, SWITZERLAND
PROXY
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
Meeting Details
     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S ANNUAL ORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 5, 2011 (THE “ANNUAL SHAREHOLDER MEETING”) AT 2:00 P.M. (SWISS LOCAL TIME) AT LINDENSTRASSE 8, 6340 BAAR, ZUG, SWITZERLAND.
     The undersigned shareholder of the Company hereby acknowledges receipt of the Notice of Annual Shareholder Meeting and Proxy Statement, each dated March [    ], 2011, and hereby appoints Scott A. Carmilani and Wesley D. Dupont, as proxy, each with the power to appoint his substitute, and authorizes them to represent and vote as designated herein, all of the voting registered shares, par value CHF15.00 per share, of the Company (“Common Shares”) held of record on March 9, 2011 by the undersigned shareholder of the Company at the Annual Shareholder Meeting with respect to the matters listed on this Proxy. In their discretion, the Proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual Shareholder Meeting.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY
(Continued, and to be marked, dated and signed as instructed on the other side)

PROXY FOR ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG ANNUAL SHAREHOLDER MEETING MAY 5, 2011	Please mark your votes like this	☒
THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

A	To elect the nominees listed as the Class I Directors of the Company to serve until the Company’s Annual Shareholder Meeting in 2014.

Nominees: (1) Mark R. Patterson, (2) Samuel J. Weinhoff

FOR	AGAINST	ABSTAIN
☐	☐	☐
B	To approve an advisory vote on the compensation of the Company’s named executive officers (the “Say-on-Pay” Vote).

FOR	AGAINST	ABSTAIN
☐	☐	☐
C	To approve an advisory vote on the frequency of the “Say-on-Pay” Vote.

ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
☐	☐	☐	☐
D	To approve the Company’s Annual Report and its consolidated financial statements and statutory financial statements for the year and period ended December 31, 2010, respectively.

FOR	AGAINST	ABSTAIN
☐	☐	☐
E	To approve the Company’s loss carry forward for the year ended December 31, 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐
F	To approve the payment of dividends to the Company’s shareholders in the form of a par value reduction.

FOR	AGAINST	ABSTAIN
☐	☐	☐

G	To approve the $122.5 million of remaining capacity under the Company’s share repurchase program.

FOR	AGAINST	ABSTAIN
☐	☐	☐
H	To elect Deloitte & Touche Ltd. as the Company’s independent auditor and Deloitte AG as the Company’s statutory auditor to serve until the Company’s Annual Shareholder Meeting in 2012.

FOR	AGAINST	ABSTAIN
☐	☐	☐
I	To elect PricewaterhouseCoopers AG as the Company’s special auditor to serve until the Company’s Annual Shareholder Meeting in 2012.

FOR	AGAINST	ABSTAIN
☐	☐	☐
J	To approve a discharge to the Company’s Board of Directors and executive officers from liabilities for their actions during the year ended December 31, 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE FOR EACH OF THE NOMINEES, A VOTE FOR EACH OF THE PROPOSALS HERETO (EXCEPT PROPOSAL C), AND FOR THREE YEARS WITH REGARD TO PROPOSAL C.
PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING ☐
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Date	,	2011

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.